Exhibit 10.1

Execution Version

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of June 7, 2023

by and among

CYXTERA DC PARENT HOLDINGS, INC.

as Initial Holdings,

CYXTERA DC HOLDINGS, INC.,

as the Borrower,

The Lenders Party Hereto,

and

Wilmington Savings Fund Society, FSB,

as Administrative Agent and Collateral Agent

i

SCHEDULES:

Schedule 1.01(a)	Excluded Subsidiaries
Schedule 2.01	Term Commitments
Schedule 3.05	Owned Real Property
Schedule 3.12	Subsidiaries
Schedule 5.14	Certain Post-Closing Obligations
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04(f)	Existing Investments
Schedule 6.07	Existing Restrictions
Schedule 6.09	Existing Affiliate Transactions

EXHIBITS:

Exhibit A-1	Form of Assignment and Assumption
Exhibit A-2	[Reserved]
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Guarantee Agreement
Exhibit D	[Reserved]
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G-1	Form of Closing Certificate
Exhibit G-2	[Reserved]
Exhibit H	Form of Intercompany Note
Exhibit I	[Reserved]
Exhibit J	[Reserved]
Exhibit K	[Reserved]
Exhibit L	[Reserved]
Exhibit M	[Reserved]
Exhibit N	[Reserved]
Exhibit O	[Reserved]
Exhibit P-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q	Form of Mortgage
Exhibit R	Form of Withdrawal Notice
Exhibit S	Initial Approved Budget
Exhibit T	Form of Forbearance Agreement

v

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of June 7, 2023 (this “Agreement”), by and among CYXTERA DC PARENT HOLDINGS, INC., a Delaware corporation (“Initial Holdings”), CYXTERA DC HOLDINGS, INC., a Delaware corporation, as borrower (in such capacity, the “Borrower”), the LENDERS party hereto, and Wilmington Savings Fund Society, FSB, as Administrative Agent and as Collateral Agent.

Capitalized terms used in the recitals below that are not otherwise defined therein have the respective meanings set forth in Section 1.01.

WHEREAS, on June 4, 2023 (the “Petition Date”), Holdings, the Borrower and certain Subsidiaries of the Borrower (collectively, the “Debtors” and, each individually, a “Debtor”) commenced cases (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Debtors continue to operate their businesses as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, within four days of the Petition Date, Cyxtera Technologies, Inc., in its capacity as foreign representative on behalf of the Debtors, will file an application with The Court of King’s Bench of Alberta (the “Canadian Bankruptcy Court”) pursuant to Part IV of the CCAA to, among other things, recognize the Chapter 11 Cases as “foreign main proceedings” and grant certain customary related relief (the “Canadian Recognition Proceeding”);

WHEREAS, prior to the Petition Date, the Lenders (together with the other Prepetition Priority Lenders (as defined below)) provided financing to the Borrower pursuant to that certain First Lien Priority Credit Agreement, dated as of May 4, 2023, among Initial Holdings, the Borrower, as borrower, Barclays Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent (the “Prepetition Priority Administrative Agent”), and the lenders party thereto from time to time (the “Prepetition Priority Lenders”) (as so amended, and as further amended, restated, supplemented or otherwise modified from time to time through the Petition Date, the “Prepetition Priority Credit Agreement”);

WHEREAS, on the Petition Date, the Prepetition Priority Lenders under the Prepetition Priority Credit Agreement were owed approximately $50,000,000 in outstanding principal balance of Loans (as defined in the Prepetition Priority Credit Agreement) (the “Prepetition Priority Loans”) plus interest, fees, costs and expenses and all other Prepetition Priority Obligations under the Prepetition Priority Credit Agreement;

WHEREAS, the Prepetition Priority Obligations are secured by a security interest in substantially all of the existing and after-acquired assets of the Borrower and the Subsidiary Loan Parties (as defined in the Prepetition Priority Credit Agreement) as more fully set forth in the Prepetition Priority Loan Documents, and such security interest is perfected, and, as described in the Prepetition Priority Loan Documents subject to certain limited exceptions set forth therein, has priority over other security interests;

WHEREAS, the Borrower has requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a senior secured superpriority debtor-in-possession term loan credit facility of up to $200,000,000 (the “DIP Facility”), consisting of: (i) a new money term loan in an aggregate principal amount not to exceed $150,000,000, (ii) the Roll-Up Loans and (iii) the Transferred Loans, in each case subject to the conditions set forth herein, in the DIP Order and in the Canadian DIP Recognition Order;

WHEREAS, the proceeds of the DIP Facility shall be used to fund certain costs and expenses related to the Chapter 11 Cases and the Canadian Recognition Proceeding, and general corporate purposes and working capital requirements of the Borrower and its Subsidiaries during the pendency of the Chapter 11 Cases, in each case, pursuant to and in accordance with the Approved Budget;

WHEREAS, subject to the terms hereof, the DIP Order, and the Canadian DIP Recognition Order, the Borrower and the Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in and lien upon substantially all of their existing and after-acquired property;

WHEREAS, the Borrower and the Guarantors’ business is a mutual and collective enterprise and the Borrower and the Guarantors believe that the loans and other financial accommodations to the Borrower under this Agreement will enhance the aggregate borrowing powers of the Borrower and facilitate the administration of the Chapter 11 Cases and the Canadian Recognition Proceeding and their loan relationship with the Administrative Agent and the Lenders, all to the mutual advantage of the Borrower and the Guarantors;

WHEREAS, the Borrower and each Guarantor acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in this Agreement;

WHEREAS, the Administrative Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrower, and to administer the Borrower’s and the Guarantors’ collateral security therefor, on a combined basis as more fully set forth in this Agreement and the other Loan Documents, is done solely as an accommodation to the Borrower and the Guarantors and at the Borrower’s and the Guarantors’ request and in furtherance of the Borrower’s and the Guarantors’ mutual and collective enterprise; and

WHEREAS, all capitalized terms used in this Agreement, including in these recitals, shall have the meanings ascribed to them in Section 1.01 below, and, for the purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 1.02 shall govern. All Schedules, Exhibits, Annexes, and other attachments hereto, or expressly identified in this Agreement, are incorporated by reference, and taken together with this Agreement, shall constitute a single agreement. These recitals shall be construed as part of this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. Each capitalized term used in this Agreement but not defined in this Agreement shall have the meaning assigned thereto in the DIP Order. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” means a Borrowing of an ABR Loan.

“ABR Loan” means a Loan that bears interest based on the ABR.

“Acceptable Plan” means a Plan of Reorganization that is substantially consistent with the RSA and otherwise satisfactory to the Required Lenders, containing, among other things, (i) a release in favor of the Administrative Agent and the Lenders and their respective Affiliates and their representatives, counsel and advisors, and (ii) provisions with respect to the settlement or discharge of all claims and other debts and liabilities, as such plan of reorganization may be modified, altered, amended or otherwise changed or supplemented with the prior written consent of the Required Lenders (which consent of the Required Lenders may be communicated by means of a Direction of the Required Lenders).

“Adequate Protection Liens” shall have the meaning assigned to such term in the DIP Order.

“Adequate Protection Payments” shall have the meaning assigned to such term in the DIP Order.

“Adequate Protection Superpriority Claims” shall have the meaning assigned to such term in the DIP Order.

“Account Control Agreement” means an agreement among a Loan Party, a depository bank or securities intermediary, as applicable, and the Collateral Agent, which agreement is in a form reasonably acceptable to the Collateral Agent (acting at the Direction of the Required Lenders) and which provides the Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time. For the avoidance of doubt, it is understood and agreed that each such account control agreement shall comprise a Loan Document and a Security Document for all purposes of the Loan Documents.

“Accounting Changes” has the meaning specified in Section 1.04(d).

“Actual Borrower Professional Fees” means with respect to any period, the amount of restructuring and professional fees expended during such period for which the Loan Parties are liable for payment (including as reimbursement to any Secured Party or the Specified Lender Advisors) that correspond to the headings “Restructuring Professional Fees” in the Approved Budget as then in effect.

“Actual Cash Receipts” shall mean with respect to any period, as the context requires, (x) the amount of actual receipts during such period of the Loan Parties (excluding any borrowings under this Agreement) under the heading “Total Receipts” in the Approved Budget and/or (y) the sum, for such period, of all such receipts for all such line items which comprise “Total Receipts” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.

“Actual Liquidity” shall mean as of any date of determination, as the context requires, for the Loan Parties, the actual amounts of U.S. Bank Cash, amounts held in the Loan Proceeds Account and the amount of any outstanding Withdrawal Notice.

“Actual Disbursement Amounts” shall mean with respect to any period, the sum, for such period, of all such operating disbursements for all such line items which comprise “Total Operating Disbursements” and “Restructuring Disbursements” (each as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Administrative Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent Fee Letter” means that certain fee letter, dated June 7, 2023, by and between the Administrative Agent and the Borrower.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent, the Collateral Agent, the Escrow Agent, and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Agreement” has the meaning provided in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Applicable Rate” means, with respect to the Term Loans, 8.50% for SOFR Loans and 7.50% for ABR Loans.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Budget” means the initial Approved Budget and each Approved Budget delivered pursuant to Sections 2.19 and/or 5.21. The initial Approved Budget is attached hereto as Exhibit S; provided, that, notwithstanding anything to the contrary, the Borrower shall provide an updated budget in form and substance acceptable to the Required Lenders two (2) Business Days prior to any Withdrawal from the Loan Proceeds Account.

“Approved Budget Variance Report” shall mean a report provided by the Borrower to the Administrative Agent, for prompt further delivery to the Lenders, (a) showing, in each case, on a line item by line item and cumulative basis, the Actual Cash Receipts, the Actual Disbursement Amounts, actual U.S. Bank Cash, Actual Liquidity, and Actual Borrower Professional Fees as of the last day of the prior week, and the Variance Testing Period then most recently ended, noting therein (i) all variances, on a line item by line item basis and a cumulative basis, from the Budgeted Cash Receipts, the Budgeted Disbursement Amounts, the Budgeted Liquidity and the Budgeted Borrower Professional Fees for such period as set forth in the Approved Budget as in effect for such period, (ii) containing an indication as to whether each variance is temporary or permanent and analysis and explanations for all material variances, (iii) certifying compliance or non-compliance with such maximum variances set forth therein, and (iv) including explanations for all material variances and violations, if any, of such covenant and if any such violation exists, setting forth the actions which the Borrower has taken or intends to take with respect thereto, and (b) which such reports shall be certified by a Responsible Officer of the Borrower and shall be in a form, and shall contain supporting information, satisfactory to the Required Lenders in their sole discretion (it being acknowledged and agreed that the form of the variance report provided by the Borrower to the Lenders prior to the Effective Date, and as subsequently revised in accordance with good faith negotiations between the Lenders and the Borrower, shall be deemed satisfactory).

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent and/or the Collateral Agent pursuant to any Loan Document or the transactions contemplated therein including any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and any financial statements, financial and other report, notice, request, certificate and other information materials; provided, however, that solely with respect to delivery of any such communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such communication by posting such communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic communication” shall exclude (i) any notice of borrowing, letter of credit request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01.

“Approved Foreign Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A-1 or any other form reasonably approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d).

“Backstop Fee” has the meaning set forth in Section 2.10(e)(i).

“Backstop Parties” shall mean each of the entities set forth on Schedule 2.10(e)(i).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (d) of Section 2.12.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent (at the Direction of the Required Lenders), which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or board of directors of such Person, (c) in the case of any partnership, the board of directors or board of managers of a general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning provided in the preamble hereto and including any Successor Borrower.

“Borrowing” means Loans of the same Facility, Class and Type, made, converted or continued on the same date in the same currency and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means the lesser of $1,000,000 and the remaining Commitments of the applicable Class.

“Borrowing Multiple” means $1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its reasonable discretion.

“Budgeted Borrower Professional Fees” shall mean with respect to any period, the amount of restructuring and professional fees for such period that are set forth under the headings “Restructuring Professional Fees” in the Approved Budget, as then in effect.

“Budgeted Cash Receipts” means with respect to any period, as the context requires, (x) the line item under the heading “Forecast for Total Receipts” in the Approved Budget and/or (y) the sum, for such period, of all the amounts for all such line items which comprise “Total Receipts” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.

“Budgeted Disbursement Amounts” means with respect to any period, as the context requires, (x) the amount that corresponds to the line items under the heading “Total Operating Disbursements”    and “Restructuring Disbursements” (each as set forth in the Approved Budget) and/or (y) the sum, for such period, of all such line items which comprise “Total Operating Disbursements” and “Restructuring Disbursements” (each as set forth in the Approved Budget), in each case, as determined by reference to the Approved Budget as then in effect.

“Budgeted Liquidity” shall mean as of any date of determination, as the context requires, for the Loan Parties, the amount set forth as of such date as Actual Liquidity, in each case as determined by reference to the Approved Budget as then in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loans or any other dealings of such SOFR Loans, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Canadian Bankruptcy and Insolvency Law” shall mean any federal, provincial or territorial Canadian law from time to time in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors, including the BIA, the CCAA, the Winding up and Restructuring Act (Canada), the Business Corporations Act (Alberta) and any other applicable corporations legislation.

“Canadian Bankruptcy Court” has the meaning set forth in the preamble hereto.

“Canadian Collateral Agreement” means the Senior Secured Superpriority Canadian Collateral Agreement dated as of the date hereof by and among each of the Loan Parties from time to time party thereto and the Collateral Agent.

“Canadian Confirmation Order” shall mean an order of the Canadian Bankruptcy Court, among other things, recognizing and giving full force and effect to the Confirmation Order in Canada, which order shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole and absolute discretion (as such order may be amended, modified or extended in a manner satisfactory to the Administrative Agent and the Required Lenders) (which satisfaction of the Required Lenders may be communicated in each case via an email from either of the Specified Lender Advisors).

“Canadian Defined Benefit Plan” shall mean a pension plan registered under the Income Tax Act (Canada), the Pension Benefits Act (Ontario) or any other applicable Canadian pension standards legislation, which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian DIP Recognition Order” shall mean the Canadian Supplemental Order, unless the Canadian Final Order shall have been entered, in which case it means the Canadian Final Order.

“Canadian Dollars” and “C$” mean the lawful currency of Canada.

“Canadian Final Order” shall mean an order of the Canadian Bankruptcy Court, among other things, recognizing and giving full force and effect to the Final Order in Canada and providing for a super priority charge over the Collateral located in Canada, which order shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole and absolute discretion (as such order may be amended, modified or extended in a manner satisfactory to the Administrative Agent and the Required Lenders) (which satisfaction of the Required Lenders may be communicated in each case via an email from either of the Specified Lender Advisors).

“Canadian Guarantors” means any Subsidiary that is organized under the laws of Canada (or any province thereof).

“Canadian Interim Orders” shall mean, collectively, the Canadian Recognition Order and the Canadian Supplemental Order.

“Canadian Recognition Order” shall mean an order of the Canadian Bankruptcy Court, among other things, recognizing the Chapter 11 Cases as “foreign main proceedings” under Part IV of the CCAA, which order shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole and absolute discretion (as such order may be amended, modified or extended in a manner satisfactory to the Administrative Agent and the Required Lenders) (which satisfaction of the Required Lenders may be communicated in each case via an email from either of the Specified Lender Advisors).

“Canadian Recognition Proceeding” has the meaning set forth in the preamble hereto.

“Canadian Supplemental Order” shall mean an order of the Canadian Bankruptcy Court, among other things, recognizing and giving full force and effect to the Interim Order in Canada, providing for a super priority charge over the Collateral located in Canada, granting a stay of proceedings in respect of the Canadian Guarantors and granting certain customary additional relief in the Canadian Recognition Proceeding, which order shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole and absolute discretion (as such order may be amended, modified or extended in a manner satisfactory to the Administrative Agent and the Required Lenders) (which satisfaction of the Required Lenders may be communicated in each case via an email from either of the Specified Lender Advisors).

“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on the Effective Date.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Carve-Out” shall have the meaning set forth for the defined term “Carve Out” in the DIP Order.

“Cash Collateral” shall have the meaning assigned to such term in the DIP Order.

“Cash Management Order” shall mean any interim or final order authorizing and approving the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Continue Using the Cash Management System, (B) Honor Certain Prepetition Obligations Related Thereto, (C) Maintain Existing Debtor Bank Accounts, Business Forms, and Books and Records, and (D) Continue Intercompany Transactions and (II) Granting Related Relief Docket No. 69.

“Cash Management Obligations” means (a) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), R.S.C 1985, c. C-36.

“CCAA Administration Charge” means the “Administration Charge” as defined in the Canadian Supplemental Order, in an amount not to exceed CAD$400,000.

“CCAA Filing Date” shall mean the date on which an application to commence the Canadian Recognition Proceeding is made to the Canadian Bankruptcy Court.

“Change of Control” means (a) the failure of Holdings prior to an IPO, or, after an IPO, the IPO Entity, to own directly or indirectly through wholly-owned Subsidiaries that are Guarantors, all of the Equity Interests in the Borrower, (b) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of Holdings, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of the Board of Directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, (c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the IPO Entity and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the IPO Entity held by the

Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings or the IPO Entity or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing the Prepetition Priority Credit Agreement, the Prepetition Existing Credit Agreement or any other Material Indebtedness that is Subordinated Indebtedness. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, the IPO Entity or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (c) of this definition is triggered.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law,” regardless of when enacted, adopted, promulgated or issued.

“Chapter 11 Cases” shall have the meaning assigned to such term in the recitals of this Agreement.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans under a specific Facility, (b) any Commitment, refers to whether such Commitment is a Commitment under a specific Facility and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Upon funding of the Initial Term Loans on the Effective Date, there shall only be one Class of Term Loans that shall be deemed to include Initial Term Loans, the Roll-Up Loans and Transferred Loans.

Any Term Loans that have different terms and conditions from shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to the term “DIP Collateral” in the DIP Order.

“Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)

the Obligations shall have been secured by a perfected security interest in the Collateral with the priority required by the DIP Order and the Canadian DIP Recognition Order (subject in all respects to the Carve Out, the CCAA Administration Charge and the Superpriority Liens (as defined in the Receivables Order, as applicable) through the provisions of the DIP Order or the Canadian DIP Recognition Order, to the extent such security interest may be perfected by virtue of the DIP Order, the Canadian DIP Recognition Order or by filings of Uniform Commercial Code or PPSA financing statements or any other method of perfection referred to in this definition;

(b)

the Administrative Agent shall have received from (i) Holdings, each Intermediate Parent, the Borrower, each Domestic Subsidiary and each Foreign Guarantor (other than an Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, (ii) the English Guarantors either (x) a counterpart of the Debenture Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes an English Guarantor after the Effective Date (including by ceasing to be an Excluded Subsidiary), a Security Accession Deed as defined in the Debenture Agreement, (iii) with respect to each Foreign Guarantor, such other Security Documents, including, but not limited to, the Canadian Collateral Agreement and the Deed of Hypothec, reasonably requested by the Required Lenders (which request may be communicated by a Direction of the Required Lenders) and (iv) Holdings, the Borrower and each Subsidiary Loan Party Account Control Agreements with respect to each deposit account and securities account (in each case, other than any Excluded Account), duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents and, to the extent reasonably requested by the Administrative Agent, opinions and certificates of the type referred to in Section 4.01(b) and 4.01(c);

(c)

all outstanding Equity Interests of the English Guarantors owned by or on behalf of any Loan Party shall have been charged pursuant to the Debenture Agreement (and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d)

if any Indebtedness for borrowed money of Holdings, any Intermediate Parent, the Borrower or any Subsidiary in a principal amount of $2,000,000 or more individually is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the DIP Order or the Debenture Agreement (as applicable) and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e)

all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law or reasonably requested by the Required Lenders (which can be communicated by a Direction of the Required Lenders) to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(f)

if requested by the Required Lenders (which can be communicated by a Direction of the Required Lenders), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) with respect to each Mortgage, (w) a policy of title insurance (or marked unconditional commitment to issue such policy) in the amount equal to not less than 100% of the Fair Market Value of the Mortgaged Property covered thereby, including fixtures, as reasonably determined by the Borrower and agreed to by the Administrative Agent, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (x) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (y) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower (or evidence that the same will be paid out of Loan proceeds) of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (iii) a survey of such Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (iv) a completed “life of loan” FEMA flood determination and notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Loan Party, (v) if the improvements located on such Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Laws and as required under Section 5.07, and (vi) a customary legal opinion from appropriate counsel practicing in the jurisdiction in which the real property covered by such Mortgage is located.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (i) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences (including the imposition of withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom (or the relevant assets or actions shall be limited in a manner reasonably agreed by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower in order to reduce such cost), (ii) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to applicable exceptions and limitations set forth in the Security Documents, if any, (iii) other than set forth in Section 5.19, in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements, (iv) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title (other than the filing of UCC financing statements), (v) no perfection actions shall be required with respect to commercial tort claims with a value less than $1,000,000 individually (other than the filing of UCC financing statements), and no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $1,000,000 individually (other than the filing of UCC financing statements), (vi) except with respect to any Foreign Guarantors, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests in any such assets and (vii) except with respect to any Foreign Guarantors, no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements). The Administrative Agent (acting at the Direction of the Required Lenders) may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date).

“Commitment” means with respect to any Lender, the commitment of such Lender to make Term Loans pursuant to Section 2.01, as set forth on Schedule 2.01, which Schedule 2.01 will be modified upon completion of the Primary Syndication.

“Commitment Fee” has the meaning set forth in Section 2.10(e)(iii).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Materials” has the meaning specified in Section 5.01.

“Consolidated Total Debt” means, as of any date of determination (i) the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments, and, without duplication, Receivables Guarantees, in each case of the Borrower and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Transactions) minus (ii) the aggregate amount of cash and Permitted Investments on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date to the extent the use thereof for the application to the payment of Indebtedness is not prohibited by law or any contract to which the Borrower and any Restricted Subsidiary is a party. It is understood that to the extent the Borrower or any Restricted Subsidiary incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any incurrence test under this Agreement and whether the Borrower is in Pro Forma Compliance with any such test, the proceeds of such incurrence shall not be “netted” pursuant to clause (ii) of this definition.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work arising under the copyright laws of the United States or any other jurisdiction or territory, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such copyright in the United States or any other jurisdiction or territory, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any similar office in any other jurisdiction or territory); (c) all renewals of any of the foregoing; and (d) all rights to sue for past, present and future infringements of any of the foregoing.

“Credit Event” shall have the meaning assigned to such term in Section 4.03.

“CRO” has the meaning assigned to such term in Section 5.23(a).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debenture Agreement” means the Debenture Agreement by and among the English Guarantors and the Collateral Agent.

“Debtor” shall have the meaning assigned to such term in the recitals of this Agreement.

“Deed of Hypothec” means the deed of hypothec to be entered into by and among Cyxtera Communications Canada, ULC and the Collateral Agent, as hypothecary representative for the benefit of the Secured Parties.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Term Loans within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 7.01(h) or (i), or has had a receiver, receiver and manager, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, receiver and manager, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) has become the subject of a Bail-In Action.

“DIP Facility” shall have the meaning assigned to such term in the recitals of this Agreement.

“DIP Order” shall mean the Interim Order, and upon its entry, the Final Order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order is in effect and not vacated or stayed, together with all extensions, modifications and amendments thereto which are satisfactory to the Required Lenders, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guarantee) the Obligations, and grant Liens under this Agreement and the other Loan Documents, as the case may be, provides for the superpriority of the Administrative Agent’s and the Lenders’ claims and authorizes the use of Cash Collateral.

“Discharge of DIP Obligations” shall mean the occurrence of (a) all Commitments shall have been terminated and (b) the principal of and interest on each Loan and all other Obligations shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Disclosure Statement” shall mean the related disclosure statement (and all exhibits thereto) with respect to the Acceptable Plan, which shall be reasonably satisfactory to the Required Lenders.

“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders which may be in the form of an email or other form of written communication and which may come from any Specified Lender Advisor. Any such email or other communication from a Specified Lender Advisor shall be conclusively presumed to have been authorized by a written direction or instruction from the Required Lenders and such Specified Lender Advisor shall be conclusively presumed to have acted on behalf of and at the written direction or instruction from the Required Lenders (and the Agents shall be entitled to rely on such presumption). For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders, such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any purported Direction of the Required Lenders, and the Agents shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)

matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)

is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)

is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Borrower or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof), the Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (a) those Persons identified by Holdings to the Specified Lender Advisors in writing prior to the Effective Date, (b) those Persons who are competitors of the Borrower and its Subsidiaries identified by Holdings to the Administrative Agent from time to time in writing (including by email) and (c) in the case of each Persons identified pursuant to clauses (a) and (b) above, any of their Affiliates that are either (i) identified in writing by Holdings from time to time or (ii) clearly identifiable as Affiliates on the basis of such Affiliate’s name (other than, in the case of this clause (c), Affiliates that are bona fide debt funds); provided, that no designation of any Person as a Disqualified Lender shall retroactively disqualify any assignments or participations made to, or information provided to, such Person before it was designated as a Disqualified Lender, and such Person shall not be deemed to be a Disqualified Lender in respect of any assignments or participations made to such Person prior to the date of such designation.

“Dollar Amount” means, at any time with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domain Name” means all Internet domain names and associated URL addresses in or to which any such Person now or hereafter has any right, title or interest.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Direct Borrowing” means proceeds of the Initial Term Loans of $40,000,000, less the amount of applicable fees and expenses, representing the portion of Initial Term Loans to be made on the Effective Date that shall be funded to an account of the Borrower pursuant to the Flow of Funds Statement on the Effective Date (rather than being deposited into the Loan Proceeds Account).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Defaulting Lender, (iii) a Disqualified Lender to the extent a list of Disqualified Lenders has been made available to all Lenders or (iv) Holdings, the Borrower or any of their respective Subsidiaries and Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“English Guarantors” means any Subsidiary that is incorporated under the laws of England and Wales.

“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation or reclamation of natural resources or the Release or threatened Release of any Hazardous Material, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, any Intermediate Parent, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA or in “endangered” or “critical status”, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Escrow Agent” means the Escrow Agent under the Escrow Agreement, which shall initially be The Bank of New York Mellon, a New York banking corporation.

“Escrow Agreement” means the Escrow Agreement, dated as of the Effective Date (as amended, restated, supplemented or otherwise modified from time to time), among the Borrower, the Escrow Agent and the Administrative Agent for and on behalf of the Lenders relating to the Loan Proceeds Account.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts” means deposit accounts or securities accounts (a) the funds in which consist of (i) funds held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary or (ii) funds representing deferred compensation for the directors and employees of the Borrower and the Subsidiaries, (b) used by the Loan Parties exclusively for disbursements and payments (including payroll) in the ordinary course of business, (c) that are zero balance accounts and (e) that are used exclusively for any Permitted Receivables Financing.

“Excluded Assets” means (a) any assets (excluding the proceeds therefrom) to the extent that and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law), but excluding any prohibition that is ineffective under the Uniform Commercial Code of any applicable jurisdiction or the Bankruptcy Code, (b) (x) receivables and related assets (or interests therein) (A) sold to any Receivables Subsidiary, (B) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing and (C) intercompany notes owed by a Receivables Subsidiary to a Restricted Subsidiary in connection with purchase of receivables and receivables assets and (y) the Equity Interests of any Receivables Subsidiary, (c) in relation to any non-U.S. Loan Party, any assets of, held by or relating to, such non-U.S. Loan Party, defined or described as “excluded assets” in any Security Document to the extent the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower reasonably agree and (d) any other asset to the extent the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower reasonably agree that the cost, burden, difficulty or other consequences (including any material adverse Tax consequences) of obtaining a security interest in such asset or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the relevant assets shall be limited in a manner reasonably agreed by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower in order to reduce such cost, burden, difficulty or other consequences)).

“Excluded Subsidiary” means (a) [reserved], (b) each Subsidiary listed on Schedule 1.01(a), (c) [reserved], (d) [reserved], (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Obligations (but only for so long as such restriction is continuing) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse Tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower, its Subsidiaries or their Affiliates as reasonably agreed by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower, (f) any Foreign Subsidiary (other than any Foreign Guarantors), (g) any FSHCO (other than any Foreign Guarantors), (h) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or FSHCO (other than any Foreign Guarantors), (i) any other Subsidiary excused from becoming a Loan Party pursuant to clause (f)(i) of the definition of the term “Collateral and Guarantee Requirement,” (j) each Receivables Subsidiary, (k) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Borrower from time to time, (l) [reserved] and (m) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders), the cost, burden, difficulty or other consequences (including any materially adverse Tax consequences) of providing a guarantee of the Secured Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case imposed by (i) a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) any jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan or Loan Document), (b) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.15(e), (c) any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time (i) a Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) a Lender designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.15(a) and (d) any Tax imposed pursuant to FATCA.

“Existing Escrow Agreement” has the meaning assigned to such term in Section 2.01(b).

“Facility” means the DIP Facility.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing an official governmental agreement or intergovernmental agreement with respect to the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.18(b).

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“FEMA” means the U.S. Federal Emergency Management Agency.

“Final Order” means the Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection, (V) Modifying Automatic Stay, and (VI) Related Relief, which shall be in form and substance satisfactory to the Required Lenders.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Testing Period” means the four week period ending on June 16, 2023.

“Floor” means a rate of interest equal to 1.00% per annum.

“Flow of Funds Statement” means a flow of funds statement relating to payments to be made and credited by all of the parties on the Effective Date (including wire instructions therefor), as prepared by the Borrower and its financial advisor in consultation with (and approved by) the Administrative Agent and the Required Lenders.

“Forbearance Agreement” means the Forbearance Agreement substantially in the form of Exhibit T by and among, inter alia, the Borrower, Initial Holdings, and Citibank, N.A., as administrative agent and collateral agent for the lenders under the Prepetition Existing Credit Agreement.

“Foreign Guarantors” means (i) the English Guarantors and (ii) the Canadian Guarantors.

“Foreign Pension Plan” shall mean any employee benefit plan sponsored, maintained or contributed to by any Loan Party or any of its Subsidiaries or Foreign Subsidiaries that, under Requirements of Law (other than the laws of the United States or any political subdivision thereof) is required to be funded through a trust or other funding vehicle, other than a trust or other funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” shall mean, (i) the receipt of notice of intent by a Governmental Authority to terminate or to appoint a trustee or similar official to administer a Foreign Pension Plan or alleging the insolvency of a Foreign Pension Plan, (ii) the incurrence of liability by any Loan Party or any of its Subsidiaries or Foreign Subsidiaries under applicable law on account of the complete or partial termination of a Foreign Pension Plan, (iii) the occurrence of any transaction with respect a Foreign Pension Plan that is prohibited under any applicable law or (iv) the imposition on any Loan Party or any of its Subsidiaries or Foreign Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any law applicable to a Foreign Pension Plan.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.09(f).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary of Holdings (other than the Borrower) that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more Foreign Subsidiaries (other than any Foreign Guarantors) or other FSHCOs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Borrower or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of “Capital Lease Obligations.”

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e). “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement by and among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Guarantors” means, collectively, (i) with respect to the Secured Obligations of the Borrower, each of Holdings, the Intermediate Parents and the Subsidiary Loan Parties and (ii) with respect to the Secured Obligations of any of Holdings, the Intermediate Parents and the Subsidiary Loan Parties, the Borrower.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Historical Financial Statements” means the audited consolidated balance sheet and audited consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows of Cyxtera Technologies, Inc. as of the end of and for such fiscal year, and related notes thereto.

“Holdings” means (a) prior to any IPO, Initial Holdings and (b) on and after an IPO, (i) if the IPO Entity is Initial Holdings or any Person of which Initial Holdings is a subsidiary, Initial Holdings or (ii) if the IPO Entity is a subsidiary of Initial Holdings that is an Intermediate Parent, the IPO Entity.

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” has the meaning assigned to such term in Section 2.12(a)(ii).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties and (vi) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings, any Intermediate Parents, the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Budget” shall have the meaning assigned to such term in Section 3.20(d).

“Initial Holdings” has the meaning assigned to such term in the preamble hereto.

“Initial Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make an Initial Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to an Assignment and Assumption. The initial amount of each Term Lender’s Initial Term Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Initial Term Commitment, as the case may be. As of the Effective Date, the total Initial Term Commitment is $150,000,000.

“Initial Term Loans” means Loans made pursuant to Section 2.01(a).

“Intellectual Property” means, with respect to any Person, (a) all intellectual property and similar property of every kind and nature now owned or hereafter acquired by such Person, whether registered or unregistered, including inventions, designs, Patents, Trademarks, Copyrights, Licenses, Trade Secrets, Domain Names, and any intellectual property rights in confidential or proprietary technical and business information, know-how, show-how or other data or information, Software and databases, (b) any and all other IP Rights throughout the world, together with (i) all registrations, extensions, supplements, applications and renewals of such IP Rights, (ii) the right to sue for past, present and future infringements or other violations of such IP Rights; and (iii) all rights corresponding thereto.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means, subject to Section 2.10(c), (a) with respect to any ABR Loan, the last day of each calendar month of March, June, September and December and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, if agreed to by each Lender participating therein, twelve months or such other period less than twelve months or such other period less than one month, in each case as the Borrower may elect), provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) that in the event the Borrower elects an Interest Period of less than one month, the interest rate in respect of the applicable SOFR Borrowing shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” means the Interim Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection, (V) Modifying Automatic Stay (VI) Scheduling a Final Hearing and (II) Related Relief, in form and substance satisfactory to the Required Lenders.

“Intermediate Parent” means any subsidiary of Holdings of which the Borrower is a subsidiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person including any partnership or joint venture interest in such other Person, (excluding, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs

(including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write- offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write- downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof) on the Effective Date.

“IP Rights” all rights in Patents, Trademarks, Copyrights, trade secrets, know-how and any and all other Intellectual Property.

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the IPO Entity.

“IPO Entity” means, at any time at and after an IPO, Initial Holdings, a parent entity of Initial Holdings, or an Intermediate Parent, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the IPO; provided that, immediately following the IPO, the Borrower is a wholly-owned subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the IPO.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” means any Material Indebtedness (other than any permitted intercompany Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary) that is (a) subordinated in right of payment to the Obligations, (b) secured on a junior basis to the Liens securing the Secured Obligations or (c) unsecured.

“KPI Report” has the meaning specified in Section 5.21(a).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan or Term Commitment hereunder at such time, including the latest maturity or expiration date of the Term Loans, or Other Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Lenders” means (a) the Term Lenders and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Person is a party, together with any and all renewals, extensions, supplements and continuations thereof.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Administrative Agent Fee Letter, the Escrow Agreement, the Guarantee Agreement, the Security Documents and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(f).

“Loan Parties” means Holdings, each Intermediate Parent, the Borrower and the Subsidiary Loan Parties.

“Loan Proceeds Account” shall mean an escrow account with the Escrow Agent into which the proceeds of the Loans (other than the Effective Date Direct Borrowing) shall be deposited and retained subject to withdrawal thereof by the Borrower (each such event, a “Withdrawal”) pursuant to a Withdrawal Notice for use in accordance with the terms hereof and of the Approved Budget or return thereof to the Lenders upon the occurrence of the Maturity Date for any reason whatsoever.

“Loans” means the Term Loans.

“Management Investors” means the directors and officers and employees of Holdings, any Intermediate Parents, the Borrower and/or any of their respective subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a material and adverse effect on (a) the business or condition (financial or otherwise), performance, properties, contingent liabilities, material agreements or prospects of the Borrower and the Restricted Subsidiaries, taken as a whole (excluding (i) any matters publicly disclosed in writing or disclosed to the Administrative Agent and the Lenders in writing prior to the filing of the Chapter 11 Cases, (ii) any matters disclosed in any first day pleadings or declarations filed in the Chapter 11 Cases and (iii) the filing of the Chapter 11 Cases, the events and conditions related and/or leading up thereto as disclosed in such declaration and the effects thereof or resulting from such events, commencement, continuation and prosecution and any action required to be taken under the Loan Documents or under the DIP Orders), (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, any Intermediate Parents, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $2,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means any patents, trademarks, copyrights, and all other intellectual property that, individually or in the aggregate, are material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole.

“Material Intellectual Property Provision” means, notwithstanding anything else in this Agreement or the other Loan Documents to the contrary (a) no Investment or Disposition of Material Intellectual Property may be made from Holdings, the Borrower or any Loan Party, in each case, to any Subsidiary that is not a Loan Party and (b) no Subsidiary that is not a Loan Party may hold any Material Intellectual Property at any time, including property that was Material Intellectual Property at the time of acquisition by such Subsidiary or becomes Material Intellectual Property thereafter.

“Material Real Property” means any fee-owned real property with a book value greater than $2,000,000 as determined on the Effective Date (for existing fee-owned real property) or, with respect to after-acquired fee-owned real property, on the date of acquisition thereof or of the Person that owns such fee-owned real property.

“Material Subsidiary” means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 1.00% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 2.50% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter; provided that solely for purposes of Sections 7.01(h) and 7.01(i) each such Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections.

“Maturity Date” means the earliest of (i) the date that is 6 months after the Effective Date, as such date may be extended pursuant to Section 2.19, (ii) the date on which all Loans are accelerated and all unfunded Commitments (if any) have been terminated in accordance with this Agreement, by operation of law or otherwise, (iii) the date the Bankruptcy Court orders a conversion of the Chapter 11 Cases to a chapter 7 liquidation or the dismissal or termination of the chapter 11 case or the Canadian Recognition Proceeding of any Debtor, (iv) the closing of any sale of assets pursuant to Section 363 of the U.S. Bankruptcy Code, which when taken together with all other sales of assets since the Effective Date, constitutes a sale of substantially all of the assets of the Loan Parties, (v) the Plan Consummation Date and (vi) proceedings under or pursuant to the BIA have been commenced in respect of the Canadian Guarantors unless otherwise consented to in writing by the Required Lenders (which consent may be communicated via an email from either of the Specified Lender Advisors).

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Milestones” means the Milestones set forth in Section 5.20.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations, provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the Fair Market Value of such Mortgaged Property. Each Mortgage shall be substantially in the form of Exhibit Q with such modifications as may be required by, or customary to account for, local law matters.

“Mortgaged Property” means Material Real Property with respect to which a Mortgage is granted pursuant to Section 4.01(f) (if any), 5.11, 5.12 or 5.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is then making contributions, or accruing an obligation to make contributions, or has within the last six plan years made contributions, including, for these purposes, any Person which ceased to be an ERISA Affiliate during such six year period.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or Casualty Event or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, any Intermediate Parents, the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Holdings, the Borrower or the Restricted Subsidiaries and (iii) the amount of all Taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” has the meaning assigned to such term in Section 3.18(d).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future recording, stamp, court or documentary, intangible, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Parent Entity” means any Person that is a direct or indirect parent of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any jurisdiction or territory, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other jurisdiction or territory, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other jurisdiction or territory; (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein; and (c) all rights to sue for past, present and future infringements of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Receivables Financing” means, collectively, the receivables securitizations or other receivables financing (including any factoring program) in effect as of the Effective Date pursuant to that certain Amended and Restated Receivables Purchase Agreement, dated as of June 7, 2023, by and among, inter alia, Cyxtera Receivables Holdings, LLC, a Delaware limited liability company, PNC Bank, National Association as administrative agent, Cyxtera Communications, LLC, a Missouri limited liability company, in its individual capacity and as initial servicer, PNC Capital Markets LLC, a Pennsylvania limited liability company, as structuring agent (without giving effect to any amendments or modifications thereto entered on or after the Effective Date, other than those approved by a Direction of the Required Lenders, in an aggregate amount not to exceed $37,500,000 that are non-recourse to Holdings and the Restricted Subsidiaries (except for (x) any customary limited recourse or recourse limited to a Receivables Subsidiary, (y) any customary performance undertaking or Guarantee, including the Originator Performance Guaranty, between Cyxtera Communications, LLC and Cyxtera Federal Group, Inc. and (z) a customary unsecured parent Guarantee (a “Receivables Guarantee”) by Holdings, Intermediate Holdings or a Restricted Subsidiary that is a parent company of a Restricted Subsidiary of obligations of Restricted Subsidiaries, and, in each case, reasonable extensions thereof); provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period.

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Borrower or a Restricted Subsidiary).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Permitted Encumbrances” means:

(a)

Liens for taxes or other governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)

Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)

Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)

Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;

(e)

easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(f)	Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)

Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Borrower or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h)

rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(i)	Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases entered into by the Borrower or any of its subsidiaries.

“Permitted Holder” means (a) the Sponsor; (b) Longview Asset Management LLC, (c) the Management Investors and their Immediate Family Members; and (d) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the date hereof) of which the Persons described in clauses (a), (b) and/or (c) are members; provided that the Persons described in clauses (a), (b) and/or (c) beneficially own a majority of the Equity Interests beneficially owned by such group..

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)	Dollars, euro, Sterling, Canadian Dollars, Singapore dollars, yuan or such other currencies held by it from time to time in the ordinary course of business;

(b)

readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or such member nation of the European Union is pledged in support thereof;

(c)

time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)

commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)

repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f)

marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)

securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)

investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)

instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j)

investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k)

with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l)	investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” shall have the meaning assigned to such term in the recitals of this Agreement.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (i) in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) has at any time within the preceding six years been maintained, sponsored or contributed to by any Loan Party or any ERISA Affiliate.

“Plan Consummation Date” shall mean the date of the substantial consummation (as defined in Section 1101 of the U.S. Bankruptcy Code) of a chapter 11 plan of reorganization, which, for purposes of this Agreement, shall be no later than the effective date of a chapter 11 plan of reorganization that is confirmed pursuant to an order of the Bankruptcy Court.

“Plan of Reorganization” means a plan of reorganization with respect to the Loan Parties and their Subsidiaries pursuant to the Chapter 11 Cases.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, that, if attachment, perfection, the effect of perfection or non-perfection or the priority of Collateral Agent’s Lien on any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of Ontario, “PPSA” means those personal property security laws in such other jurisdiction in Canada (including the Civil Code of Quebec) for the purposes of the provisions hereof relating to such attachment, perfection, the effect of perfection or non-perfection or such priority and for the definitions relating to such provisions.

“Platform” has the meaning specified in Section 5.01.

“Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Prepetition Existing Administrative Agent” means the “Administrative Agent” as defined in the Prepetition Existing Credit Agreement.

“Prepetition Existing Credit Agreement” means that certain Credit Agreement entered into as of May 1, 2017, among Initial Holdings, the Borrower, Citibank, N.A., as administrative agent, collateral agent and L/C issuer, and each lender from time to time party thereto (as the same may be amended, amended and restated, modified, refinanced and/or restated prior to the date hereof).

“Prepetition Existing Lenders” means the “Lenders” as defined in the Prepetition Existing Credit Agreement.

“Prepetition Existing Liens” means the Liens securing obligations under the Prepetition Existing Credit Agreement and the other Prepetition Existing Loan Documents.

“Prepetition Existing Loan Documents” means the “Loan Documents” as defined in the Prepetition Existing Credit Agreement.

“Prepetition Existing Obligations” means the “Loan Document Obligations” as defined in the Prepetition Existing Credit Agreement.

“Prepetition Existing Secured Parties” means the “Secured Parties” as defined in the Prepetition Existing Credit Agreement.

“Prepetition Indebtedness” shall mean all Indebtedness of the Loan Parties outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases.

“Prepetition Priority Administrative Agent” shall have the meaning assigned to such term in the recitals of this Agreement.

“Prepetition Priority Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as collateral agent under the Prepetition Priority Credit Agreement.

“Prepetition Priority Agents” shall mean the Prepetition Priority Administrative Agent and the Prepetition Priority Collateral Agent.

“Prepetition Priority Credit Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.

“Prepetition Priority Lenders” shall have the meaning assigned to such term in the recitals of this Agreement.

“Prepetition Priority Loans” shall have the meaning assigned to such term in the recitals of this Agreement.

“Prepetition Priority Loan Documents” shall mean the “Loan Documents” as defined in the Prepetition Priority Credit Agreement.

“Prepetition Priority Obligations” shall mean the “Loan Document Obligations” as defined in the Prepetition Priority Credit Agreement.

“Prepayment Event” means:

(a)

any sale, transfer or other Disposition of any property or asset of Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries pursuant to Section 6.05(j), Section 6.05(k)and Section 6.05(n); or

(b)

the incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02 (or other requisite Lenders as specified in Section 9.02).

“Primary Syndication” means the primary syndication of the Loans and the assignments of the Loans in connection with the offering of the right to participate in the Loans that shall be made available to all “Lenders” under the Prepetition Existing Credit Agreement.

“Primary Syndication Procedures” means the procedures to effect the Primary Syndication that will be in form and substance acceptable to the Required Lenders.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PSF” has the meaning assigned to such term in Section 5.22.

“Public Lender” has the meaning specified in Section 5.01.

“Qualified Equity Interests” means Equity Interests in Holdings or any parent of Holdings other than Disqualified Equity Interests.

“Receivables Guarantee” has the meaning assigned to such term in the definition of “Permitted Receivables Financing.”

“Receivables Order” means any order approving the Debtors’ Motion to Entry of Interim and Final Orders (I) Authorizing Certain Debtors to Continue Selling, Contributing, and Servicing Receivables and Related Rights Pursuant to the Receivables Program, (II) Modifying the Automatic Stay, (III) Scheduling A Final Hearing, and (IV) Granting Related Relief, in form and substance reasonably satisfactory to the Required Lenders.

“Receivables Program” has the meaning assigned to such term in the Receivables Order.

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedies Notice Period” shall have the meaning assigned to such term in Section 7.01.

“Removal Effective Date” has the meaning assigned to such term in Article VIII.

“Required Lenders” means, at any time, Lenders having (a) Term Loans outstanding and (b) unused Commitments that, taken together, represent more than 50% of the sum of (x) all Term Loans outstanding and (y) all unused Commitments at such time; provided that whenever there are one or more Defaulting Lenders or Disqualified Lenders, the total amount of outstanding Term Loans and unused Commitments of each Defaulting Lender and each Disqualified Lender shall, in each case, be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject (including any order of the Bankruptcy Court).

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payments” has the meaning set forth in Section 6.08(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.09(d).

“Rolling Four Week Testing Period” mean each cumulative period of four weeks ending on the Friday of each of the calendar weeks, respectively.

“Roll-Up Loans” has the meaning assigned to such term in Section 2.01(b).

“RSA” means the Restructuring Support Agreement dated as of May 4, 2023 (as may be amended, restated, supplemented or otherwise modified from time to time), including, the exhibits, annexes and schedules thereto.

“RSA Termination Event” shall mean an event described in Section 12 of the RSA, which with the taking of applicable action thereunder would result in the termination of the RSA.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any other Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means the Obligations.

“Secured Parties” means (a) each Lender, (b) the Administrative Agent and Collateral Agent and (c) the permitted successors and assigns of each of the foregoing.

“Security Documents” means the DIP Order, the UK Security Agreements, the Canadian DIP Recognition Order and any other document pursuant to which a Loan Party grants a security interest to secure the Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means a Borrowing of a SOFR Loan.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Special Purpose Entity” means a direct or indirect subsidiary of Holdings, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from Holdings and/or one or more Subsidiaries of Holdings.

“Specified Lender Advisors” shall mean (x) Gibson, Dunn & Crutcher LLP, as legal counsel, and (y) Houlihan Lokey Capital, Inc, as financial advisor.

“Sponsor” means each of (a) BC Partners, Inc. and its Affiliates, including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby, and any investors in such funds (including committed investors in BC European Capital X, L.P.), partnerships or other co-investments vehicles as of the Effective Date, but other than, in each case, Holdings and its Subsidiaries or any portfolio company, and (b) Medina Capital Advisors, LLC and its Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, Holdings and its Subsidiaries or any portfolio company).

“Spot Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars (at the bid price), as set forth at approximately 11:00 a.m., London time, on such day as determined by OANDA Corporation (and available at http://www.oanda.com/) for such currency; in the event that such rate is not determined by OANDA Corporation, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., New York City time, on such date for the purchase of Dollars for delivery two Business Days later.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Subordinated Indebtedness” means any Junior Financing under clause (a) of the definition thereof.

“Submitted Budget” has the meaning assigned to such term in Section 5.21(a).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Successor Holdings” has the meaning assigned to such term in Section 6.03(a)(v).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Term Lender, its Initial Term Commitment.

“Term Lenders” means initially the Persons listed on Schedule 2.01(b) and as of any date of determination from and after the Effective Date, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term Loans” means, individually and collectively, the Initial Term Loans, the Roll-Up Loans and the Transferred Loans.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Adjustment” means, for any calculation with respect to an ABR Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

ABR Loans: 0.11448%

SOFR Loans:

Interest Period	Percentage
One month	0.11448%
Three months	0.26161%
Six months	0.42826%

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or Section 5.01(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended December 31, 2022.

“Trade Secrets” means, with respect to any Person, all of such Person’s right, title and interest in and to the following: (a) any and all confidential and proprietary information, including unpatented inventions, invention disclosures, engineering or other data, information, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code, data, databases and data collections and (b) all rights corresponding to any of the foregoing throughout the world.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, domain names, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other jurisdiction or territory or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks or service marks used by a Person; (b) all goodwill associated therewith or symbolized by the foregoing; (c) all other assets, rights and interests that uniquely reflect or embody such goodwill; and (d) all rights to sue for past, present and future infringements of any of the foregoing.

“Transactions” means, collectively, (a) the negotiation, execution and delivery by each Loan Party of the Loan Documents to which it is to be a party and the borrowing and the funding of the Initial Term Loans and the issuance of the Roll-Up Loans on the Effective Date and (b) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“Transaction Costs” means any fees, costs or expenses incurred or paid by any Parent Entity, Initial Holdings, the Borrower or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transferred Loans” has the meaning assigned to such term in Section 2.01(b).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Collateral Documents” means (i) the UK Security Agreements, (ii) security accession deeds governed by the laws of England and Wales and (iii) any Security Document governed by the laws of England and Wales.

“UK Security Agreements” means the Debenture Agreement.

“UK Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower that is incorporated under the laws of England and Wales.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“U.S. Bank Cash” means cash of the Borrower and its Subsidiaries deposited in commercial banks located in the United States and Permitted Investments of the Borrower and its Subsidiaries, as currently reported in the Approved Budget and in a manner consistent with past practices (excluding amounts held for customers pursuant to the terms of the agreements with such customers and which are excluded from the Approved Budget and related reporting).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Variance Testing Period” shall mean, as applicable, each of (a) the First Testing Period and (b) each Rolling Four Week Testing Period ending on each second Friday thereafter, commencing with the Rolling Four Week Testing Period ending on June 30, 2023.

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Notice” means a notice substantially in the form attached hereto as Exhibit R to be delivered by the Borrower to the Escrow Agent and the Administrative Agent from time to time to request a Withdrawal from the Loan Proceeds Account.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Term Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) [Reserved.]

(c) Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Restricted Subsidiaries.

(d) In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

SECTION 1.05 Effectuation of Transactions. All references herein to Holdings, the Borrower and their subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, any Intermediate Parents, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06 Currency Translation; Rates.

(a) For purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or Restricted Debt Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or Restricted Debt Payment is made; provided further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or Restricted Debt Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or Section 5.01(b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(b) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR Rate” or with respect to any comparable or successor rate thereto, except as expressly provided herein.

SECTION 1.07 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.08 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.09 Collateral Located in the Province of Québec. For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “tangible property” shall be deemed to include “corporeal property”, (c) “intangible property” shall be deemed to include “incorporeal property”, (d) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (e) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (f) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (g) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (h) an “agent” shall be deemed to include a “mandatary”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) “construction liens” shall be deemed to include “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”; (k) “joint and several” shall be deemed to include solidary; (l) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (m) “beneficial ownership” shall be deemed to include “ownership”; (n) “easement” shall be deemed to include a servitude; (o) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (p) “survey” shall be deemed to include “certificate of location and plan”; (q) “state” shall be deemed to include “province”; (r) “fee simple title” shall be deemed to include “absolute ownership”; (s) “legal title” shall be deemed to include “holding title as mandatary or prête-nom on behalf of an owner” (t) “leasehold interest” shall be deemed to include “rights resulting from a lease”; and (u) “lease” shall be deemed to include a “contract of leasing (crédit-bail)”.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan denominated in Dollars to the Borrower on the Effective Date in a principal amount not exceeding its Initial Term Loan Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed. Upon a Lender’s funding of an Term Loan on the Effective Date, such Lender’s Initial Term Loan Commitment shall be permanently reduced to zero and shall terminate as of the Effective Date.

(b) On the Effective Date, concurrently with the making of the Initial Term Loans pursuant to Section 2.01(a) above, (x) $36,000,000 in aggregate principal amount of Prepetition Priority Loans and all accrued and unpaid interest with respect to the Prepetition Priority Loans shall be deemed converted into and exchanged for Term Loans under this Agreement (the Prepetition Priority Loans and accrued and unpaid interest rolled-up pursuant to this Section 2.01(b), the “Roll-Up Loans”), and Roll-Up Loans in such principal amount shall be deemed funded on the Effective Date, without constituting a novation, and shall satisfy and discharge in full all Prepetition Priority Loans and (y) $14,000,000 in aggregate principal amount of Prepetition Priority Loans held in the Loan Proceeds Account (as defined in that certain Escrow Agreement, dated as of May 4, 2023, by the Borrower and the Escrow Agent (the “Existing Escrow Agreement”)) shall be transferred to the Borrower’s account as specified in such Existing Escrow Agreement on the Effective Date and an equal amount of Term Loans shall be deemed advanced to the Borrower (collectively, the “Transferred Loans”). Each of the Roll-Up Loans and the Transferred Loans will constitute Term Loans under this Agreement and will have identical terms as the Initial Term Loans.

(c) Amounts repaid or prepaid in respect of any Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings; Roll Up.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Facility, Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Facility and Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a SOFR Borrowing under Section 2.03.

(c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a SOFR Borrowing that results from a continuation of an outstanding SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. ABR Borrowings may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 3 SOFR Borrowings outstanding under a Facility at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing under a Facility if the Interest Period requested with respect thereto would end after the Maturity Date for such Facility.

(e) Interest shall begin to accrue on the Roll-Up Loans from (and including) the date such Roll-Up Loans are deemed made in accordance with Section 2.01(b) (which shall be upon entry of the Interim Order).

SECTION 2.03 Request for Borrowings.

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing not later than 3:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, which Borrowing (or such shorter period of time as may be agreed to by the Administrative Agent (acting at the Direction of the Required Lenders)). Each such Borrowing Request shall be irrevocable and shall be delivered by hand delivery, facsimile or other electronic transmission to the Administrative Agent and shall be signed by the Borrower. Each such Borrowing Request shall specify the following information:

(i) the Facility, Class and Type of Loans to be borrowed or to which existing Loans are to be converted;

(A) the aggregate amount of such Borrowing;

(B) the date of such Borrowing, which shall be a Business Day;

(C) [reserved]; and

(D) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have requested that the Borrowing be denominated in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Facility and Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 2:00 p.m., New York City time to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders.

(b) Upon receipt of funds from each Lender in accordance with Section 2.04(a) above, the Administrative Agent shall fund the net proceeds of the Effective Date Direct Borrowing in accordance with the Flow of Funds Statement, and the net proceeds of the Initial Term Loans less the amount of the Effective Date Direct Borrowing shall be deposited in the Loan Proceeds Account pursuant to the Escrow Agreement.

(c) Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing to be made on the Effective Date, the Administrative Agent shall assume that such Lender has made such amount available to the Administrative Agent on the Effective Date, and the Administrative Agent, in reliance upon such assumption, shall make such amount available to the Borrower and/or make a deposit into the Loan Proceeds Account a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Borrower and/or deposited such amount into the Loan Proceeds Account, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Bank Funding Rate or (ii) if paid by the Borrower, the then applicable rate of interest or fees, calculated in accordance with Section 2.11, for the respective Loans. For the avoidance of doubt, all parties agree that all Loans shall be funded and accrue interest starting on the Effective Date, including any Loans the proceeds of which have been deposited into the Loan Proceeds Account.

SECTION 2.05 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that, notwithstanding anything to the contrary herein, no Loan may be converted into or continued as a Loan denominated in a different currency but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and confirmed promptly to the Administrative Agent by hand delivery, facsimile or other electronic transmission to the Administrative Agent in the form of a written Interest Election Request signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, with respect to Loans denominated in Dollars, (i) no outstanding Borrowing under any Facility may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing of Loans shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06 [Reserved].

SECTION 2.07 Repayment of Loans; Evidence of Debt.

(a) [Reserved].

(b) Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.08.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, the currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (c) and (d) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section shall control.

(f) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

SECTION 2.08 Amortization of Term Loans.

(a) [Reserved].

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date applicable to such Term Loans, or, if such date is not a Business Day, on the next preceding Business Day.

(c) Any prepayment of a Borrowing of any Class of Term Loans (i) pursuant to Section 2.09(a) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class of Term Loans to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.09(b) or 2.09(c) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class of Term Loans to be made pursuant to this Section in direct order of maturity.

(d) Prior to any repayment of any Borrowings of any Class of Term Loans hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class of Term Loans to be repaid and shall notify the Administrative Agent in writing (via hand delivery or facsimile) of such election not later than 3:00 p.m., New York City time, two Business Day before the scheduled date of such repayment. Each repayment of a Borrowing of Term Loans shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings of Term Loans shall be accompanied by accrued interest on the amount repaid.

SECTION 2.09 Prepayment of Loans.

(a) The Borrower may prepay any Borrowing in whole or in part, without premium or penalty.

(b) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, any Intermediate Parents, the Borrower or any of the Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Loans in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, pending such prepayment, the Borrower shall hold such Net Proceeds in a deposit account subject to an Account Control Agreement (to the extent the assets sold were Collateral).

(c) [Reserved].

(d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. In the event of any mandatory prepayment of Term Loans made at a time when more than one Class of Term Loans remain outstanding, the Borrower shall select the Loans to be prepaid so that the aggregate amount of such prepayment is allocated between such Classes of Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Lender may elect, by notice to the Administrative Agent in writing (via hand delivery or facsimile) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans of any such Class but was so declined may be retained by the Borrower and the Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”). Optional prepayments of Borrowings shall be allocated among the Classes of Borrowings as directed by the Borrower.

(e) The Borrower shall notify the Administrative Agent in writing (via hand delivery, facsimile or other electronic communication) of any prepayment hereunder (i) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (ii) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m. (New York City time), three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, so long as the Administrative Agent is notified prior to the prepayment date, a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.09, such prepayment shall not be applied to any Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.

(f) Notwithstanding any other provisions of Section 2.09(b) or (c), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.09(b) (a “Foreign Prepayment Event”) are prohibited or delayed by any Requirement of Law from being repatriated to the Borrower, the portion of such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in Section 2.09(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long as the applicable Requirement of Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and to the extent such repatriation of any of such affected Net Proceeds becomes permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.09(b) or (c), as applicable, and (B) to the extent that and for so long as the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) reasonably agree that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, the Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in Section 2.09(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that if the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) agree that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, such Net Proceeds shall be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.09(b) or (c), as applicable.

SECTION 2.10 Fees.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and each applicable Agent).

(e)

(i) The Borrower agrees to pay to the Administrative Agent, for the account of the funds and/or accounts affiliated with, or managed and/or advised by, the entities set forth on Schedule 2.10(b), on file with the Administrative Agent (the “Backstop Allocation Schedule”, and such entities, together with their respective successors and permitted assignees, or any fronting bank or other funding agent operating on their behalf, the “Backstop Parties”) ratably in accordance with the amounts set forth opposite each such Backstop Party’s name on the Backstop Allocation Schedule, on the Effective Date a non-refundable fee equal to 6.0% of the Initial Term Loans actually provided to the Borrower on the Effective Date (which, for the avoidance of doubt, includes any Initial Term Loans the proceeds of which are deposited into the Loan Proceeds Account), which fee shall be earned, due and payable in cash on, and subject to the occurrence of, the Effective Date (the “Backstop Fee”); provided that, for the avoidance of doubt, no Backstop Fee shall be payable with respect to the Roll-Up Loans or the Transferred Loans.

(ii) The Borrower agrees to pay to the initial Lender hereunder, for the account of such Lender, the fees set forth in a separate fee letter with such initial Lender.

(iii) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a non-refundable commitment fee equal to 3.0% of the Initial Term Loans actually provided to the Borrower on the Effective Date (which, for the avoidance of doubt, includes any Initial Term Loans the proceeds of which are deposited into the Loan Proceeds Account), which fee shall be earned, due and payable in cash on, and subject to the occurrence of, the Effective Date (the “Commitment Fee”); provided that, for the avoidance of doubt, no Commitment Fee shall be payable with respect to the Roll-Up Loans or the Transferred Loans.

(f) All such fees pursuant to clause (e)(i) and clause (e)(iii) above shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of such fees shall be refundable under any circumstances.

SECTION 2.11 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to Term Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.11(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Loans, the proceeds of which are held in the Loan Proceeds Account, shall be deemed to be made and funded hereunder on the Effective Date and shall accrue interest in accordance with Section 2.13 from the Effective Date.

(e) All computations of interest for ABR Loans (including ABR Loans determined by reference to the Term SOFR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f) To the extent applicable, for the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or any other period of time less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other period, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

SECTION 2.12 Benchmark Replacement. If at least two Business Days prior to the commencement of any Interest Period for a SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate for such Interest Period with respect to a Borrowing; or

(ii) the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”), then, in the case of clause (a) or (b) above, the Administrative Agent shall give notice thereof (and, if requested by the Borrower, reasonably acceptable evidence of such determination) to the Borrower and the Lenders by telephone, facsimile or other electronic communication as promptly as practicable thereafter.

Upon receipt of such notice and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and (ii) all Borrowings denominated in Dollars shall be made as an ABR Borrowing and the utilization of the Term SOFR Rate component in determining the Alternate Base Rate shall be suspended.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the use, administration, adoption or implementation of Term SOFR, the Administrative Agent (at the Direction of the Required Lenders) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

SECTION 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate); or

(ii) impose on any Lender or the applicable interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or SOFR Loans; or

(iii) subject any Lender to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.13(a) only to the extent such Lender is imposing such charges on similarly situated borrowers under the other syndicated credit facilities under which such Lender is a lender. Notwithstanding the foregoing, this paragraph will not apply to (A) Indemnified Taxes or Other Taxes or (B) Excluded Taxes.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity requirements), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14 Syndication. Following the Effective Date, the Borrower shall use commercially reasonable efforts to assist the Backstop Parties in connection with the Primary Syndication for the assignment of a proportionate share of Loans in accordance with the Primary Syndication Procedures. Upon completion of the Primary Syndication, a revised Schedule 2.01, which shall be prepared by the Specified Lender Advisors and satisfactory to the Required Lenders, shall be delivered to the Administrative Agent and the Borrower, which shall set for the aggregate principal amount of Commitments and Term Loans held by each Lender upon closing of the Primary Syndication.

SECTION 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If the applicable Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall make such withholdings or deductions, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions of Indemnified Taxes or Other Taxes have been made (including deductions applicable to additional amounts payable under this Section 2.15) the Administrative Agent and any applicable Lender receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) Without duplication of amounts paid by the Borrower pursuant to Sections 2.15(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by, or required to be withheld from a payment to, the Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any Lender seeking indemnity pursuant to this Section 2.15(c) shall promptly notify the Borrower of the imposition of the relevant Indemnified Taxes or Other Taxes. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the foregoing:

(1) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(B) executed copies of IRS Form W-8ECI,

(C) in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit P-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, or

(D) to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 on behalf of each such direct and indirect partner;

(3) each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) The Administrative Agent shall deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement, either: (1) two duly completed copies of IRS Form W-9, or (2) two duly completed copies of IRS Form W-8IMY, with the effect that the Borrower may make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. For the avoidance of doubt, for purposes of this Section 2.15, the term “Requirements of Law” includes FATCA.

SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.13 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m. (New York City time)), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent (at the Direction of the Required Lenders), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the

Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the SOFR Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. Except as otherwise expressly provided herein, all such payments shall be made in Dollars to such account as may be specified by the Administrative Agent.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due under any Facility, such funds shall be applied, (1) first, towards payment of interest and fees then due under such Facility, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (2) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans of that Class or any increase in the Applicable Rate in respect of Loans. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Alternate Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a), 2.04(b), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

(f) After the occurrence and during the continuation of an Event of Default, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, set-off or otherwise, shall be allocated as follows (subject, in all respects, to the Carve-Out and the CCAA Administration Charge):

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Agents in their capacity as such, until paid in full;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them, until paid in full;

(iii) Third, to pay interest and principal due in respect of Term Loans, until paid in full;

(iv) Fourth, to pay all other Obligations that are due and payable, until paid in full; and

(v) Fifth, the balance, if any, as required by the intercreditor agreement(s) or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns)..

Amounts shall be applied to each category of Obligations set forth above until paid in full and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied pro rata among the Obligations in the category. The allocations set forth in this Section 2.16(f) are solely to determine the rights and priorities of the Agents and Lenders as among themselves and may be changed by agreement among the Agents and all of the Lenders without the consent of any Loan Party.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority or other recipient for the account of any Lender pursuant to Section 2.15 or any event that gives rise to the operation of Section 2.21, then following request by the Borrower such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15 or mitigate the applicability of Section 2.21, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.13 or gives notice under Section 2.21, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority or other recipient for the account of any Lender pursuant to Section 2.15, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.13, payment required to be made pursuant to Section 2.15 or a notice given under Section 2.21, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.18 Super Priority Nature of Obligations and Administrative Agent’s Liens; Payment of Obligations. The priority of the Administrative Agent’s Liens on the Collateral, claims and other interests shall be as set forth in the DIP Orders (and, for the avoidance of doubt, are subject to the Carve-Out and the CCAA Administration Charge). Subject to the terms of the DIP Orders, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without application to or order of the Bankruptcy Court.

SECTION 2.19 Extension of Maturity Date. The Borrower may, with the consent of the Required Lenders and by notice to the Administrative Agent not later than the date that is 5 Business Days prior to the then-existing date set forth in clause (i) of the definition of Maturity Date, elect to extend such date to the date that is up to 1 month after such then-existing date (the “Extended Maturity Date”).

(a) Upon such election (the “Extension Effective Date”), subject to the satisfaction (or waiver by the Required Lenders) of each of the following conditions, the date set forth in clause (i) of the definition of Maturity Date shall be extended to the Extended Maturity Date:

(i) The Borrower shall pay to the Administrative Agent, for the account of each Lender, a consent fee equal to 1.00% of the aggregate principal amount of the Term Loans held by such Lender on the date of such extension, with such fee payable in kind in additional amounts of Term Loans;

(ii) On and as of the Extension Effective Date, no Default or Event of Default shall have occurred and be continuing; and

(iii) Delivery of an updated Approved Budget.

(b) Notwithstanding anything to the contrary in this Section 2.19, the Borrower may extend the date set forth in clause (i) of the definition of Maturity Date no more than three times pursuant to this Section 2.19.

SECTION 2.20 Defaulting Lenders.

(a) General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan under the relevant Facility in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account subject to an Account Control Agreement and released in order to satisfy obligations of that Defaulting Lender to fund Loans under the relevant Facility; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, subject to the last sentence of Section 2.09(e), to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure.

(i) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a

Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(ii) [Reserved].

SECTION 2.21 Illegality. If any Lender reasonably determines that any law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, the Term SOFR Rate (whether denominated in Dollars), or to determine or charge interest rates based upon the Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or (I) if applicable and such Loans are denominated in Dollars, convert all SOFR Loans denominated in Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, or (II), and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22 [Reserved].

SECTION 2.23 [Reserved].

SECTION 2.24 [Reserved].

SECTION 2.25 [Reserved].

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lenders as of the Effective Date (after giving effect to the Transactions) that:

SECTION 3.01 Organization; Powers. Each of Holdings, each Intermediate Parent (if any), the Borrower and each Restricted Subsidiary is (a) duly organized or incorporated (as applicable), validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) subject to any restriction arising on account of Holdings’, the Borrower’s or any Subsidiary’s status as a “debtor” under the U.S. Bankruptcy Code, has the corporate or other organizational power and authority to carry on its business as now conducted and subject to the entry of the DIP Order and the terms thereof, to execute, deliver and perform its obligations under each Loan Document to which it is a party, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to any Loan Party), clause (b) (other than with respect to Holdings and the Borrower and any other Loan Party in the case of the execution and delivery of any Loan Document to which it is a party) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. Subject to the entry of the DIP Order and the terms thereof, this Agreement and each other Loan Document has been duly authorized, executed and delivered by each of Holdings, each Intermediate Parent, the Borrower and each other Loan Party party thereto and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, such Intermediate Parent, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental and Third-Party Approvals; No Conflicts. Subject to the entry of the DIP Order and the terms thereof, the execution, delivery and performance of the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or third-party, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of Holdings, the Borrower or any other Loan Party, or (ii) any Requirements of Law applicable to Holdings, the Borrower or any other Loan Party or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any other Loan Party or any of its Subsidiaries or their respective assets, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any other Loan Party or any of its Subsidiaries, except Liens created under the Loan Documents or otherwise permitted under Section 6.02, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Historical Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the financial condition of the Borrower and its Restricted Subsidiaries as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.

(b) As of the Effective Date, all material written factual information (other than projections, estimates, other forward-looking information and information of a general economic nature or industry specific nature, the “Information”) that has been made available to any Lenders, the Specified Lender Advisors or the Administrative Agent, directly or indirectly, by, or at the request of, Holdings, the Borrower or any of its Subsidiaries or by any of their respective representatives on behalf of Holdings, the Borrower or any of its Subsidiaries, in connection with the Loans or other transactions contemplated hereby, when taken as a whole, after giving effect to all supplements and updates provided thereto, was correct in all material respects as of the date such Information, supplement or update was furnished to such Persons and did not, taken as a whole as of such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto); provided that, with respect to any projections, Holdings and the Borrower represent only that such projections, when taken as a whole, were prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts or a guarantee of performance, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

(c) [Reserved].

(d) Other than as disclosed in writing to the Specified Lender Advisors and/or the Term Lenders prior to the Effective Date, since the last day of the fiscal year ending closest to December 31, 2022, there has been no Material Adverse Effect.

SECTION 3.05 Properties; Insurance.

(a) Except for a default arising from the Chapter 11 Cases, each of Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold or subleasehold, as applicable, interests in, all its real and personal property material to its business (including the Mortgaged Properties, if any), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, which such defects in title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Effective Date, Schedule 3.05 contains a true and complete list of all Material Real Property owned by the Borrower and its Subsidiaries.

(c) Each of Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary maintains in effect insurance that complies, in all material respects, with the requirements of Section 5.07.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except for the Chapter 11 Cases and the Canadian Recognition Proceeding, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Intermediate Parents, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of a Responsible Officer of Holdings or the Borrower, any basis to reasonably expect that Holdings, the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Each of Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of Holdings, the Intermediate Parents, the Borrower or any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes. Except pursuant to an order of the Bankruptcy Court or pursuant to the U.S. Bankruptcy Code, Canadian Bankruptcy and Insolvency Law or except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Holdings, the Borrower or such Restricted Subsidiary, provided that Holdings, such Intermediate Parent, the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

SECTION 3.10 ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) With respect to any Foreign Pension Plan, as of the date hereof, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (i) each such plan is in compliance with all requirements of law applicable and the respective requirements of the governing documents for such plan, (ii) none of any Loan Party or any of their Subsidiaries, Foreign Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Loan Party or any of its Subsidiaries or Foreign Subsidiaries, directly or indirectly, to a material tax or civil penalty, (iii) reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, and (iv) the present aggregate value of accumulated benefit obligations of all Foreign Pension Plans did not, as of the most recent statements available, exceed the aggregate value of the assets for all such Foreign Pension Plans.

(d) No Loan Party has established, administered, sponsored, maintained or contributed to any Canadian Defined Benefit Plan and no Credit Party has any liability in respect of any Canadian Defined Benefit Plan, contingent or otherwise.

SECTION 3.11 Disclosure. As of the Effective Date, no report, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information relates to future events and are not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, no assurance can be given that any particular projected financial information will be realized and that actual results during the period or periods covered thereby may different significantly form the corresponding projected financial information and such differences could be material.

SECTION 3.12 Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of each Subsidiary and the registered ownership interest of Holdings, each Intermediate Parent, the Borrower or another Subsidiary in each Subsidiary.

SECTION 3.13 Intellectual Property; Licenses, Etc. Each of Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use all of the Intellectual Property that is reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person, except to the extent the failure to have any such rights or such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Holdings, the Borrower or any Restricted Subsidiary do not and will not, in the operation of their businesses as currently conducted, infringe upon, misuse, dilute, misappropriate or otherwise violate any Intellectual Property rights held by any Person except for such infringements, misuses, dilutions, misappropriations or violations that, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by Holdings, the Intermediate Parents, the Borrower or any of the Restricted Subsidiaries is pending or, to the knowledge of any Responsible Officer of Holdings or the Borrower, threatened in writing against Holdings, the Intermediate Parents, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 [Reserved].

SECTION 3.15 [Reserved].

SECTION 3.16 Federal Reserve Regulations. None of Holdings, the Intermediate Parents, the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17 Use of Proceeds. The Borrower will use the proceeds of the Loans made on the Effective Date to (i) pay fees, interest and other amounts payable under this Agreement, (ii) provide working capital for, and for other general corporate purposes of, the Borrower and its Subsidiaries, including for funding the Carve-Out, the CCAA Administration Charge and payment of any Adequate Protection Obligations, in each case of clauses (i) and (ii), in accordance with, and subject to, the DIP Order and the Approved Budget (subject to any Permitted Variance), and (iii) in the case of the Roll-Up Loans in exchange for (and to satisfy and discharge) Prepetition Priority Loans.

SECTION 3.18 PATRIOT Act, OFAC and FCPA.

(a) The Borrower will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(b) The Borrower and the Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-corruption laws.

(c) None of Holdings, the Intermediate Parents, the Borrower or the Restricted Subsidiaries has, in the past three years, committed a violation of applicable Sanctions, Title III of the USA Patriot Act or the FCPA or any other applicable anti-corruption laws.

(d) None of Holdings, the Intermediate Parents, the Borrower or any of the Subsidiaries, or, to the knowledge of the Borrower, any director, officer, employee or agent of Holdings, the Intermediate Parents, the Borrower or any Restricted Subsidiary is an individual or entity currently on the list of Specifically Designated Nationals and Blocked Persons administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or any other Sanctions list, nor is Holdings, the Borrower or any Restricted Subsidiary located, organized or resident in a country or territory that is the subject of comprehensive Sanctions.

SECTION 3.19 Security Documents.

(a) Subject to the entry or execution thereof, the DIP Order and any applicable Security Documents creates in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in and Liens on the Collateral described therein and proceeds thereof, which security interest and Lien shall be valid and perfected as of the Effective Date by entry of the DIP Order and/or execution of the applicable Security Document with respect to each Loan Party and which shall constitute a continuing security interest and Lien on the Collateral having priority over all other security interests and Liens on the Collateral and securing all the Obligations, other than as set forth in the DIP Order or the applicable Secured Documents. The Collateral Agent and Lenders shall not be required to file or record any financing statements, mortgages, notices of Lien or similar instruments, in any jurisdiction or filing office or to take any other action in order to validate, perfect or establish the priority of the security interest and Lien granted pursuant to the DIP Order.

(b) Pursuant to Section 364(c)(1) of the U.S. Bankruptcy Code, the Obligations of the Loan Parties shall at all times constitute allowed senior administrative expenses against each of the Loan Parties in the Chapter 11 Cases (without the need to file any proof of claim or request for payment of administrative expense), with priority over any and all other administrative expenses, adequate protection claims, diminution claims and all other claims against the Loan Parties, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the U.S. Bankruptcy Code, and over any and all other administrative expense claims arising under Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 and 1114 of the U.S. Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy or attachment, which allowed claims shall for purposes of Section 1129(a)(9)(A) of the U.S. Bankruptcy Code be considered administrative expenses allowed under Section 503(b) of the U.S. Bankruptcy Code, and which shall be payable from and have recourse to all pre- and post-petition property of the Loan Parties and their estates and all proceeds thereof other than as set forth in the DIP Order.

(c) Except as otherwise expressly provided hereby or under any other Loan Documents, the provisions of the UK Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable UK Collateral Documents, are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the applicable Subsidiary Loan Parties, respectively, in the Collateral described therein.

SECTION 3.20 Bankruptcy Matters.

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance in all material respects with applicable law and proper notice thereof was given. Proper notice was also provided for (x) the motion seeking approval of the Loan Documents pursuant to the DIP Order and the application seeking approval of the Canadian Interim Orders and (y) the hearing for the approval of the DIP Order and the Canadian Interim Orders.

(b) After entry of the Interim Order (and the Final Order when applicable) and pursuant to and to the extent provided in the Interim Order and the Final Order, as applicable, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, (i) encumbered by no Liens other than Liens permitted by Section 6.02 and (ii) prior and superior to any other Person or Lien pursuant to Section 364(d)(1) of the Bankruptcy Code, in each case, other than the Carve-Out and the CCAA Administration Charge and subject to the priorities set forth in the Interim Order or the Final Order, as applicable. After the entry of the Canadian Supplemental Order (and the Canadian Final Order when applicable), and pursuant to and to the extent provided in the Canadian Supplemental Order and the Canadian Final Order, as applicable, the Obligations of the Canadian Guarantors hereunder will be secured by a valid and perfected first priority Lien on all of the Collateral located in Canada, (i) encumbered by no Liens other than the Permitted Liens and (ii) prior and superior to any other Person or Lien, in each case, other than the Carve-Out and the CCAA Administration Charge.

(c) The Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (with respect to the period on and after the entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended without the Administrative Agent and Required Lenders’ consent (which consent of the Required Lenders may be communicated via a Direction of the Required Lenders). The Canadian Supplemental Order (with respect to the period prior to the entry of the Canadian Final Order) or the Canadian Final Order (with respect to the period on and after the entry of the Canadian Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended without Administrative Agent and Required Lender consent (which consent of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors).

(d) A true and complete copy of the initial budget, as agreed to with the Required Lenders as of the Effective Date, is attached as Schedule 3.20 hereto (the “Initial Budget”).

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The effectiveness of this Agreement and the obligations of each Lender to make Initial Term Loans (or to be deemed to have made Roll-Up Loans) on the Effective Date is subject to the satisfaction or waiver by the Required Lenders in their respective sole discretion and, with respect to any condition affecting the rights and duties of the Administrative Agent, the Administrative Agent, any which waiver by the Required Lenders and the satisfaction of the Required Lenders, with any document described in clauses (a)-(l) below, as applicable, which may be communicated by a Direction of the Required Lenders, of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the Guarantee Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement and the Guarantee Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kirkland & Ellis LLP, New York counsel for the Loan Parties, Polsinelli PC, Missouri counsel to the Loan Parties and Gowling WLG (Canada) LLP, Canadian counsel for the Loan Parties. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit G-1 with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Agents shall have received all fees and other amounts previously agreed in writing by Holdings to be due and payable on or prior to the Effective Date, including the fees of the Specified Lender Advisors, to the extent invoiced prior to the Effective Date (except as otherwise reasonably agreed by Borrower), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel including the fees of Gibson, Dunn & Crutcher LLP, ArentFox Schiff LLP, Bryan Cave Leighton Paisner LLP, Gowling WLG (Canada) Limited, Nassiry Law and Goodmans LLP) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f) Subject to Schedule 5.14, the Collateral and Guarantee Requirement shall have been satisfied.

(g) The Administrative Agent and the Specified Lender Advisors on behalf of the Lenders shall have received the Historical Financial Statements.

(h) The Administrative Agent shall have received a Borrowing Request to be made on the Effective Date meeting the requirements of Section 2.03.

(i) The Administrative Agent and the Specified Lender Advisors on behalf of the Lenders shall have received, prior to the Effective Date, all documentation and other information about the Loan Parties that shall have been reasonably requested in writing at least one day prior to the Effective Date and that the Administrative Agents or the Specified Lender Advisors on behalf of the Lenders have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including without limitation Title III of the USA Patriot Act.

(j) The Borrower shall have delivered to the Administrative Agent a certificate dated as of the Effective Date, to the effect set forth in Section 4.01(k), (o) and (p).

(k) The representations and warranties contained in Article III shall be true and correct in all material respects on and as of the Effective Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (1) the definition thereof shall be the definition of “Material Adverse Effect” for purposes of the making or deemed making of such representation and warranty on, or as of, the Effective Date (or any date prior thereto) and (2) such representation and warranty shall be true and correct in all respects.

(l) The Administrative Agent and Specified Lender Advisors on behalf of the Lenders shall have received the following documents in form and substance satisfactory to the Required Lenders, duly executed and dated the Effective Date:

(i) the Escrow Agreement;

(ii) the Forbearance Agreement;

(iii) the Canadian Collateral Agreement; and

(iv) the Approved Budget;

(m) (i) (a) The Bankruptcy Court shall have entered the Interim Order, no later than five (5) Business Days after the Petition Date, and such order shall be in form and substance satisfactory to the Required Lenders (which satisfaction may be communicated via a Direction of the Required Lenders) (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent), be in full force and effect, and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Required Lenders (which consent may be communicated via a Direction of the Required Lenders) (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent) and (b) the Canadian Bankruptcy Court shall have entered the Canadian Interim Orders no later than 4 Business Days following the Petition Date, and such orders shall be in form and substance satisfactory to the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent) in their sole discretion, be in full force and effect, and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent); (ii) the Lenders shall have received drafts of the “first day” pleadings for the Chapter 11 Cases and all materials for the Canadian Recognition Proceeding, in each case, in form and substance satisfactory to the Required Lenders (which satisfaction may be communicated via a Direction of the Required Lenders), not later than a reasonable time in advance of the Petition Date for the Administrative Agent’s and Lenders’ counsel to review and analyze the same; (iii) all motions, orders (including the “first day” orders) and other documents to be filed with or submitted to the Bankruptcy Court on the Petition Date or the Canadian Bankruptcy Court on the CCAA Filing Date shall be in form and substance satisfactory to the Required Lenders (which satisfaction may be communicated via a Direction of the Required Lenders); and (iv) (a) all “first day” orders shall have been approved and entered by the Bankruptcy Court except as otherwise agreed by the Required Lenders (which agreement may be communicated via a Direction of the Required Lenders), and (b) the Canadian Interim Orders shall have been approved and entered by the Canadian Bankruptcy Court except as otherwise agreed by the Required Lenders.

(n) The Prepetition Existing Administrative Agent and the Required Lenders (as defined under the Prepetition Existing Credit Agreement) shall have each consented to the use of collateral or received adequate protection (if applicable) in respect of the liens securing their respective obligations pursuant to the Interim Order.

(o) After due inquiry, each Loan Party is unaware of any fraudulent activities in connection with its business.

(p) As of the Effective Date, no Event of Default or Default shall have occurred and be continuing.

(q) The RSA shall not have been terminated and shall be in full force and effect and no default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA, except as otherwise waived in accordance with the terms thereof.

SECTION 4.02 Conditions to Withdrawal of Escrow Term Loans from Loan Proceeds Account. The obligations of the Lenders to permit any Withdrawal after the Effective Date (each, a “Credit Event”) are subject to the satisfaction or waiver by the Required Lenders in their respective sole discretion and, with respect to any condition affecting the rights and duties of the Administrative Agent, the Administrative Agent, any which waiver by the Required Lenders and the satisfaction of the Required

Lenders, of the following additional conditions precedent, as applicable, which may be communicated by a Direction of the Required Lenders (other than, in each case, any Credit Event that is to solely fund the Carve-Out Reserves (as such term is defined in the DIP Order), which shall only be subject to the delivery of the condition precedent set forth in clause (a) below)):

(a) With respect to each Credit Event, the Administrative Agent shall have received a written Withdrawal Notice by no later than 3:00 p.m. New York City time on the Monday (or, if such Monday is not a Business Day, the first Business Day preceding such day) of the week for a proposed funding of such Credit Event on the Thursday (or, if such Thursday is not a Business Day, the first Business Day preceding such day) of such week;

(b) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing (including with respect to compliance with the Approved Budget (subject to Permitted Variances) and the Milestones) and the Loan Parties shall be in compliance with the Minimum Liquidity Covenant;

(c) Without giving effect to the Credit Event and the use of proceeds thereof, the Borrower was in compliance with Section 5.21 as of the most recently ended testing period for which reports were delivered under Section 5.21;

(d) The RSA shall not have been terminated and shall be in full force and effect and no default or event of default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA, except as otherwise waived in accordance with the terms thereof;

(e) The minimum amount of such Credit Event shall not be less than the Borrowing Minimum and shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple;

(f) All representations the representations of the Loan Parties set forth in this Agreement shall, in each case, be true and correct in all material respects as of the Effective Date or the date of such Credit Event, as applicable (or true and correct in all material respects as of a specified date, if earlier) (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects);

(g) No motion, pleading or application seeking relief affecting the provision of the financing contemplated hereunder in a manner that is adverse to the Lenders, in their capacities as such, shall have been filed in the Bankruptcy Court by any Loan Party without the prior written consent of the Administrative Agent (at the Direction of the Required Lenders) or Escrow Agent (at the Direction of the Required Lenders);

(h) After due inquiry, each Loan Party is unaware of any fraudulent activities in connection with its business;

(i) The Administrative Agent and the Specified Lender Advisors on behalf of the Lenders shall have received the applicable Approved Budget; provided that, notwithstanding anything to the contrary, in no event shall the conditions precedent for any Credit Event (other than any Credit Event that is to solely fund the Carve-Out Reserves (as such term is defined in the DIP Order)) be deemed satisfied unless the Submitted Budget with respect to such Credit Event has been approved by and be in form and substance satisfactory to the Required Lenders;

(j) The Agents shall have received all fees and other amounts previously agreed in writing by Holdings to be due and payable on such date, including the fees of the Specified Lender Advisors, to the extent invoiced prior to such Credit Event, as applicable (except as otherwise reasonably agreed by Borrower), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document;

(k) The Final Order shall have been entered by the Bankruptcy Court, such order shall be in form and substance satisfactory to the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent) in their sole discretion and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent the prior written consent of the Required Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of the Administrative Agent, the Administrative Agent).

(l) The Collateral Agent, for the benefit of the Secured Parties, shall have valid and perfected Liens on all Collateral, to the extent contemplated hereby, and pursuant to the other Loan Documents, including the applicable DIP Order, the Canadian DIP Recognition Order and the Canadian Collateral Agreement.

(m) The Loan Parties shall be in compliance with the Interim Order, the Canadian DIP Recognition Order and the Final Order, as the case may be.

(n) The Loan Parties shall be in compliance in all material respects with each “first day” order and “second day” order then in effect.

(o) All “second day” orders approving on a final basis the relief granted under any “first day” orders shall have been entered by the Bankruptcy Court, shall be satisfactory to the Required Lenders in their sole discretion, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as reasonably acceptable to the Required Lenders.

On any date on which the Loans shall have been accelerated, any amounts remaining in the Loan Proceeds Account, as the case may be, may be applied by the Administrative Agent (at the Direction of the Required Lenders) to reduce the Loans then outstanding, in accordance with Section 2.16. None of the Loan Parties shall have (and each Loan Party hereby affirmatively waives) any right to withdraw, claim or assert any property interest in any funds on deposit in the Loan Proceeds Account upon the occurrence and during the continuance of any Default or Event of Default. It is understood and agreed that the Administrative Agent may not deliver a “Termination Notice” (as defined and under the Escrow Agreement) unless and until an Event of Default has occurred and is continuing.

Notwithstanding the foregoing, if the Required Lenders determine that the Borrower has failed to satisfy any of the conditions precedent set forth in Section 4.02 (with respect to any Credit Event) of this Agreement for a Withdrawal Notice and so advise the Administrative Agent in writing, the Administrative Agent shall decline to fund such Withdrawal Notice.

The acceptance by the Borrower of the Loans or proceeds of a Credit Event shall conclusively be deemed to constitute a representation by the Borrower that each of the conditions precedent set forth in this Section 4.01 and 4.02, as applicable, shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by the applicable relevant Person; provided, however, that the making of any such Credit Event (regardless of whether the lack of satisfaction was known or unknown at the time), shall not be deemed a modification or waiver by the Administrative Agent, any

Lender or other Secured Party of the provisions of this Article IV on any future occasion or operate as a waiver of (i) the right of Administrative Agent and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent Credit Event, (ii) any Default or Event of Default due to such failure of conditions or otherwise or (iii) any rights of the Administrative Agent or any party as a result of any such failure of the Loan Parties to comply.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Discharge of DIP Obligations has occurred, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) commencing with the fiscal year ending December 31, 2023, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of such fiscal year), audited consolidated balance sheet and audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity (or, to the extent such fiscal year ends prior to the Effective Date, parent net investment) and cash flows of the Borrower as of the end of and for such fiscal year, and related notes thereto, setting forth in each case, in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP, PricewaterhouseCoopers LLP or any other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness under this Agreement or Material Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the fiscal quarter ending March 31, 2023 on or before the date on which such financial statements are required or permitted to be filed with the SEC with respect to each of the first three fiscal quarters of each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such fiscal quarter), unaudited consolidated balance sheet and unaudited consolidated statements of operations, comprehensive income (loss) and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (in each case, other than comparisons to financial statements in prior periods that were not required to be delivered hereunder), all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and which may exclude the effects of purchase accounting with respect to the Transactions or any Permitted Investment or similar Investment permitted under this Agreement;

(c) within 30 days after the end of each month, commencing with the month ending May 31, 2023, the consolidated balance sheet of the Borrower as at the end of such month and the related consolidated statements of income of the Borrower for such month; and

(d) not later than five days after any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) [reserved] and (iii) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of the Borrower or any Subsidiary in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been used to prepay the Loans in accordance with Section 2.09(b);

(e) commencing with the fiscal year ending December 31, 2024, not later than 120 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for the Borrower and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget) in the form customarily provided by management of the Borrower (or otherwise provided to the Investors);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, the Borrower or any Subsidiary (or, if the Borrower is a subsidiary of the IPO Entity, the IPO Entity) with the SEC or with any national securities exchange; and

(g) reasonably promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

(h) within 30 days after the end of each month, a report relating to such month (a “KPI Report”) containing the key performance indicators set forth in the form of such report agreed with the Specified Lender Advisors prior to the Effective Date and delivered with respect to May 31, 2023 pursuant to Section 4.01(l).

(i) at the request of the Specified Lender Advisors, a report containing a summary of accounts payable and aging;

(j) deliver to the Administrative Agent and the Specified Lender Advisors copies of all monthly reports, projections, or other written information with respect to each of the Loan Parties’ business or financial condition or prospects (as well as all pleadings, motions, orders applications and judicial information) filed by or on behalf of the Borrower with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case or Canadian Recognition Proceeding) or the Committee, at the time such document is filed with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case or Canadian Recognition Proceeding) or the Committee, as applicable; provided, however, that such reports, projections, or other written information required to be delivered pursuant to this clause (j) shall be deemed delivered to the Administrative Agent and the Specified Lender Advisors for purposes of this Agreement when such reports, projections or other written information is filed with the Bankruptcy Court.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b), (c) and (i) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of Holdings (or any Intermediate Parent or any direct or indirect parent of Holdings); provided that to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under paragraph (a) of this Section 5.01, such materials are accompanied by a report and opinion of KPMG LLP, PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness under this Agreement or Material Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied.

Documents required to be delivered pursuant to paragraphs (a), (b), (c), (f) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

The Borrower hereby agrees that it will, upon the Administrative Agent’s reasonable request, identify that portion of the Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 5.02 Notices of Material Events. Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings or the Borrower, affecting the Borrower or any of its Subsidiaries or the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event or a Foreign Plan Event, in each case either, individually or when combined with other such events, could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any event that, individually or when combined with other such events, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) Holdings or the Borrower will furnish to the Administrative Agent promptly prior written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), or (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization.

(b) Not later than five days after delivery of financial statements pursuant to Section 5.01(a) (or such later date as agreed by the Administrative Agent (acting at the Direction of the Required Lenders)), Holdings or the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) [reserved], (ii) identifying any wholly-owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal year and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 or 5.11 have been given.

SECTION 5.04 Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, the patents, copyrights, trademarks, trade names and other Intellectual Property material to the conduct of its business, in each case (other than the preservation of the existence of Holdings and the Borrower) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05 Payment of Taxes, etc. Subject to the U.S. Bankruptcy Code, the terms of the DIP Order and any required approval by the Bankruptcy Court (it being understood that no Debtor shall be obligated to make any payments hereunder that would result in a violation of any applicable law, including the U.S. Bankruptcy Code, without an order of the Bankruptcy Court authorizing such payment), Holdings and the Borrower will, and will cause each Restricted Subsidiary to, timely file any Tax returns and pay its obligations in respect of all Taxes before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings or (ii) the failure to make a filing or payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Insurance.

(a) The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance maintained by a Loan Party shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable/mortgagee clause or endorsement that names Administrative Agent, on behalf of the Lenders, as the loss payee/mortgagee thereunder.

(b) If any portion of the improvements on any Mortgaged Property subject to FEMA rules and regulations is at any time located in an area identified by FEMA (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto, the “Flood Insurance Laws”), then the Borrower shall, or shall cause the relevant Loan Party to, (i) maintain or cause to be maintained, flood insurance sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance, which evidence complies with applicable Flood Insurance Laws and rules and regulations promulgated pursuant thereto.

SECTION 5.08 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Intermediate Parents, the Borrower or the Restricted Subsidiaries, as the case may be. The Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided further, that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

SECTION 5.09 Compliance with Laws. Subject to the DIP Order, the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law with respect to it or its property (including, including without limitation, ERISA, applicable Environmental Laws and any foreign law, rules, regulations and orders of any Governmental Authority that relates to or governs Foreign Pension Plans as well as the Patriot Act, the FCPA all other applicable anti-corruption laws and applicable Sanctions), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Use of Proceeds. The Borrower will use the proceeds of the Loans as set forth in Section 3.17.

SECTION 5.11 Additional Subsidiaries. If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Effective Date and if such Subsidiary becomes a Debtor under the Chapter 11 Cases or any existing direct or indirect Subsidiary of the Borrower becomes a Debtor under the Chapter 11 Cases, within 5 Business Days after the date such Subsidiary becomes a Debtor under the Chapter 11 Cases, notify the Collateral Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary. The Borrower shall and shall cause the Guarantors to take any and all actions reasonably requested by the Administrative Agent or Required Lenders that they deem necessary or advisable to obtain or maintain a valid and perfected Lien with respect to the Collateral, all at the expense of the Loan Parties.

SECTION 5.12 Further Assurances.

(a) Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, any Material Real Property is acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that becomes subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will forthwith notify the Administrative Agent thereof, and, if requested by the Administrative

Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent and consistent with the Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and subject to last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.13 Ratings. Each of Holdings and the Borrower will use best efforts to cause (a) the Borrower to continuously have a public corporate credit rating from each of S&P and Moody’s within fifteen (15) days of the Effective Date (but not to maintain a specific rating) and (b) the credit facilities made available under this Agreement to be continuously rated by each of S&P and Moody’s (but not to maintain a specific rating) within fifteen (15) days of the Effective Date.

SECTION 5.14 Certain Post-Closing Obligations. Each of Holdings, the Borrower and each other Loan Party agrees that it will deliver, or will cause to be delivered, to the Administrative Agent the items described on Schedule 5.14 and complete, or cause to be completed, the actions described on Schedule 5.14, in each case, by the times specified on such Schedule 5.14 with respect thereto, or such later time as the Administrative Agent may agree (acting at the Direction of the Required Lenders). All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.14 within the time periods required by this Section 5.14, rather than as elsewhere provided in the Loan Documents).

SECTION 5.15 [Reserved].

SECTION 5.16 Change in Business. Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

SECTION 5.17 Changes in Fiscal Periods. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Required Lenders (which approval may be communicated by means of a Direction of the Required Lenders), in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 5.18 Bi-Weekly Lender Calls. On a bi-weekly basis, on the Thursday of each applicable week beginning with June 8, 2023 (at 11:00 a.m. New York City time) (or such other day of any week or time agreed to as among the Required Lenders and the Borrower), management of the Borrower shall hold a telephonic meeting with the Lenders, the Administrative Agent and its counsel and the Specified Lender Advisors to update the Lenders on financing results, operations, various business and legal matters, including status updates on key existing clients and key targets and vendors and, if applicable, any ongoing sale process(es), and each such call such include a customary question and answer session for the Lenders.

SECTION 5.19 Control Agreements.

(a) No later than June 26, 2023 at 11:59 p.m. New York City time (as such deadline may be extended by the Administrative Agent (acting at the Direction of the Required Lenders)), the Borrower shall cause each Loan Party to enter into an Account Control Agreement, as applicable, and cause each of the Liens on deposit accounts and securities accounts owned by Loan Parties (other than Excluded Accounts) to be perfected by “control” as defined in the UCC.

(b) Upon the establishment of any deposit account or securities account (other than Excluded Accounts), the Borrower and the Loan Parties shall concurrently enter into an Account Control Agreement and cause each of the Liens on such deposit accounts and securities accounts to be perfected by “control” as defined in the UCC.

(c) The Borrower shall manage all cash and Permitted Investments that are not in United States bank accounts in accordance with the Approved Budget and consistent with past practices.

SECTION 5.20 Milestones.

Solely in the event the RSA is terminated or expires, the Borrower shall, or shall cause, the actions and events set forth in the RSA to occur by the times and dates set forth therein as of the date the RSA is terminated or expires, as such actions and events may be waived, amended or modified at the Direction of the Required Lenders (each, a “Milestone” and collectively, the “Milestones”).

SECTION 5.21 Approved Budget.

(a) The use of Loans by the Loan Parties under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget (subject to Permitted Variances). The Approved Budget shall set forth, on a weekly basis, for the 13-week period covered thereby, the Budgeted Cash Receipts, Budgeted Disbursement Amounts, Budgeted Liquidity and Budgeted Borrower Professional Fees for the 13-week period commencing with the week that includes the Effective Date and shall be approved by, and be in form and substance satisfactory to, the Required Lenders (it being acknowledged and agreed that the form of Approved Budget set forth as Exhibit S hereto is approved by and satisfactory to such Lenders and is and shall be the Approved Budget (subject to the following proviso) unless and until replaced in accordance with terms of this Section 5.21); provided, that, notwithstanding anything to the contrary, the Borrower shall provide an updated budget in form and substance acceptable to the Required Lenders two Business Days prior to any Withdrawal from the Loan Proceeds Account (such budget, the “Submitted Budget”), and, to the extent such Submitted Budget is not in form and substance satisfactory to the Required Lenders in their sole discretion, no such updated, modified or supplemented budget shall be effective if Required Lenders object in writing (which objection may be communicated by means of a Direction of the Required Lenders) within two days of receipt and if no written objection is received within two days of receipt, the Submitted Budget shall be deemed an Approved Budget unless and until replaced in accordance with the terms of this Section 5.21. The Approved Budget shall include a 13-week cash flow forecast, which shall (i) include line-item reporting, the nature and scope of which shall be satisfactory to the Required Lenders, (ii) otherwise be in form and substance satisfactory to, and subject to the approval of, the Required Lenders (or, with respect to the initial Approved Budget, all Lenders as of the Effective Date) (it being acknowledged and agreed that the form of the 13-week cash flow forecast provided by the Borrower to the Lenders prior to the Effective Date shall be deemed satisfactory), and (iii) update the 13-week cash flow forecast from the prior Approved Budget to add additional weeks to the forecast in order to present a 13-week forecast period.

(b) The Approved Budget shall be updated, modified or supplemented by the Borrower from time to time, including (i) on June 22, 2023 and (ii) at the end of each four (4) consecutive week period commencing on July 20, 2023, and in the event that such updated, modified or supplemented budget is not in form and substance satisfactory to the Required Lenders in their sole discretion, no such updated, modified or supplemented budget shall be effective if Required Lenders object in writing (which objection may be communicated by means of a Direction of the Required Lenders) within five days (or, in connection with a Withdrawal, two days) of receipt and if no written objection is received within five days (or, in connection with a Withdrawal, two days) of receipt, the updated, modified or supplemented budget shall be deemed an Approved Budget; provided, however, that in the event the Required Lenders, on the one hand, and the Borrower, on the other hand, cannot agree as to an updated, modified or supplemented budget, such disagreement shall constitute an immediate Event of Default once the period covered by the prior Approved Budget has terminated (and at all times thereafter the then current Approved Budget shall remain in effect unless and until a new Approved Budget is not objected to by the Required Lenders (which objection may be communicated by means of a Direction of the Required Lenders)). Each Approved Budget delivered to the Administrative Agent and the Specified Lender Advisors shall be accompanied by such supporting documentation as reasonably requested by the Required Lenders. Each Approved Budget shall be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation thereof. All Approved Budgets will be made available to lenders on the public side data site.

(c) Commencing with the First Testing Period and for each Variance Testing Period thereafter, the Borrower shall not permit: (x) the Actual Cash Receipts to be less than Budgeted Cash Receipts (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than 15% for such Variance Testing Period; (y) Actual Disbursement Amounts (excluding Actual Borrower Professional Fees, vendor-related motions and capital expenditures) to exceed the Budgeted Disbursement Amounts (excluding Budgeted Borrower Professional Fees, budgeted vendor-related motions and budgeted capital expenditures) (each calculated on a cumulative basis as opposed to a line by line basis), in each case, for such Variance Testing Period, by more than 15% for such Variance Testing Period and (z) and (y) actual amounts disbursed for capital expenditures to exceed the budgeted amounts for capital expenditures, in each case, for such Variance Testing Period, by more than 15% for such Variance Testing Period (the “Permitted Variances”).

(d) On a bi-weekly basis, the Borrower shall deliver to the Administrative Agent and the Lenders on or before 5:00 p.m. New York City time on the Thursday of each applicable week commencing on June 22, 2023, a certificate which shall include such detail as is reasonably satisfactory to the Required Lenders, signed by a Responsible Officer of the Borrower (1) certifying that (i) the Loan Parties are in compliance with the covenants contained in Section 5.21(c) and (ii) no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (2) attaching an Approved Budget Variance Report, which shall be prepared by the Borrower as of the last day of the respective Variance Testing Period then most recently ended. Any such certificate will be made available to Lenders on the public side data site.

(e) The Lenders (i) may assume that the Loan Parties will comply with the Approved Budget (subject to Permitted Variances), (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document or other lending limits set forth therein.

SECTION 5.22 Specified Lender Advisors; Professional Services Firm. The Lenders shall be entitled to retain or continue to retain (either directly or through counsel) any Specified Lender Advisor as the Required Lenders may deem necessary to provide advice, analysis and reporting for the benefit of the Lenders. The Loan Parties shall pay all reasonable fees, charges and disbursements of each Specified Lender Advisor and all such fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties (whether directly or, as appropriate, through their relevant advisors) shall use commercially reasonable efforts to cooperate with the Specified Lender Advisors in connection with the services the Specified Lender Advisors provide to the Lenders, including to promptly furnish to the Specified Lender Advisors the ordinary course monthly financial materials provided to the Board of Directors of Holdings or the Borrower (excluding, for the avoidance of doubt, any such materials that would adversely affect any legal privilege or that relate to the Lenders, the Loan Documents or other material debt financing arrangements; provided that the Borrower will use reasonable efforts to deliver such information in a manner that would not adversely affect such legal privilege) (it being understood that none of the foregoing shall be construed to override any existing confidentiality and/or other obligations owed by the Loan Parties to such of its advisors or any other Person, including with respect to the sharing of any such information with third parties).

The Lenders shall be entitled to retain or continue to retain (either directly or through counsel) a professional services firm that is acceptable to the Required Lenders (which may be communicated by a Direction of the Required Lenders) to help analyze and negotiate the Loan Parties’ lease portfolio (such firm, the “PSF”). The Loan Parties shall pay all reasonable fees, charges and disbursements of PSF and all such fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties (whether directly or, as appropriate, through their relevant advisors) shall use commercially reasonable efforts to cooperate with the PSF in connection with the services the PSF provides to the Lenders (it being understood that none of the foregoing shall be construed to override any existing confidentiality and/or other obligations owed by the Loan Parties to such of its advisors or any other Person, including with respect to the sharing of any such information with third parties).

SECTION 5.23 Chief Restructuring Officer. The Borrower shall maintain a Chief Restructuring Officer (a “CRO”) acceptable to the Required Lenders (which may be communicated by a Direction of the Required Lenders), at the Borrower’s sole cost and expense; provided that, for the avoidance of doubt, the Required Lenders hereby consent to the appointment of Eric Koza as the CRO. The terms, including the scope of the CRO’s engagement shall be reasonably acceptable to the Direction of the Required Lenders (which may be communicated by a Direction of the Required Lenders). The Borrower shall have such CRO engaged at all times while any of the Obligations are outstanding.

SECTION 5.24 Cash Management. Maintain the cash management of the Loan Parties in accordance in all material respects with the Cash Management Order.

SECTION 5.25 Debtor-in-Possession Obligations. Comply in all material respects in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the DIP Order, and any other order of the Bankruptcy Court or the Canadian Bankruptcy Court. Give, on a timely basis as specified in the applicable DIP Order, all notices required to be given to all parties specified in such DIP Order.

SECTION 5.26 Additional Bankruptcy Matters. Promptly provide the Administrative Agent, the Lenders and the Specified Lender Advisors with updates of any material developments in connection with the Loan Parties’ reorganization efforts under the Chapter 11 Cases or the Canadian Bankruptcy Court, whether in connection with the sale of all or substantially all of the Borrower’s and its Subsidiaries’ consolidated assets, the marketing of any Loan Parties’ assets, the formulation of bidding procedures, an auction plan, and documents related thereto, or otherwise.

SECTION 5.27 Deed of Hypothec. No later than June 26, 2023 at 11:59 p.m. New York City time (as such deadline may be extended by the Administrative Agent (acting at the Direction of the Required Lenders)), the Borrower shall cause Cyxtera Communications Canada, ULC to enter into the Deed of Hypothec, and shall provide to the Administrative Agent evidence that such Deed of Hypothec has been registered with the Register of Personal and Moveable Real Rights (Québec).

ARTICLE VI

NEGATIVE COVENANTS

Until the Discharge of DIP Obligations has occurred, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries under the Loan Documents;

(ii) Indebtedness outstanding on the Petition Date in respect of the Prepetition Existing Credit Agreement in an aggregate principal amount of $966,440,624.97 or listed on Schedule 6.01 as long as such Indebtedness is subordinated in right of payment pursuant to the Forbearance Agreement;

(iii) Guarantees by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations pursuant to the Guarantee Agreement, (C) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (D) no Subsidiary that is not a Loan Party may guarantee Indebtedness of a Loan Party pursuant to this clause (iii), and (E) no Loan Party may guarantee any Indebtedness of a Subsidiary that is not a Loan Party pursuant to this clause (iii);

(iv) Indebtedness of Holdings, any Intermediate Parent, the Borrower or of any Restricted Subsidiary owing to any other Restricted Subsidiary, the Borrower, Holdings or any Intermediate Parent to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H or (B) otherwise reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders);

(v) (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any of the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 180 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) [reserved]; provided further, that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed $2,500,000;

(vi) Indebtedness in respect of (A) Swap Agreements entered into to hedge or mitigate risks to which Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of shares of capital stock or other Equity Interests of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary) and (B) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, in each case, that is not entered into for speculative purposes;

(vii) [reserved];

(viii) Indebtedness in respect of the Permitted Receivables Financing;

(ix) Indebtedness representing deferred compensation to employees of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(x) Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in Holdings (or any direct or indirect parent thereof) permitted by Section 6.08(a);

(xi) [reserved];

(xii) [reserved];

(xiii) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiv) Indebtedness of the Borrower and the Restricted Subsidiaries (which, for the avoidance of doubt, may be secured solely to the extent permitted by the provisions of Section 6.02); provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed $2,500,000; provided further, that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xiv) shall not exceed, at the time of incurrence thereof, $1,000,000;

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take- or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvi) (A) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims and (B) Indebtedness of the Borrower or any of the Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers or trade creditors issued in the ordinary course of business; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this sub-clause (B) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, $1,000,000;

(xvii) obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xviii) [reserved];

(xix) [reserved];

(xx) [reserved];

(xxi) [reserved];

(xxii) [reserved];

(xxiii) [reserved];

(xxiv) [reserved];

(xxv) [reserved];

(xxvi) [reserved];

(xxvii) [reserved];

(xxviii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvii) above.

(b) Holdings and each Intermediate Parent will not create, incur, assume or permit to exist any Indebtedness except Indebtedness created under subsections (i), (iii), (iv), (vi), (ix), (x), (xi), (xii), and (xiii) of this Section 6.01(a) and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses.

(c) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, issue any preferred Equity Interests or any Disqualified Equity Interests, except in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xxvii) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that, notwithstanding anything to the contrary, Indebtedness incurred under the Prepetition Existing Credit Agreement shall be incurred pursuant to Section 6.01(a)(ii) and may not be reclassified or divided.

SECTION 6.02 Liens. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) any Lien created under the Loan Documents (as defined under the Prepetition Existing Credit Agreement), including Liens created under the Security Documents (as defined under the Prepetition Existing Credit Agreement) existing as of the Effective Date;

(ii) Permitted Encumbrances;

(iii) (A) Liens existing on Effective Date; provided that any Lien securing Indebtedness or other obligations shall only be permitted if set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (1) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien and (b) proceeds and products thereof, and (2) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 180 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof, and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) leases, non-exclusive licenses, subleases, sublicenses or easement interests granted to others that do not (A) interfere in any material respect with the business of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) any Lien securing the Obligations pursuant to the DIP Order and/or any Liens permitted under the Cash Management Order;

(x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi) any Liens pursuant to the Receivables Order;

(xii) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations), entered into by any of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii) ground leases in the ordinary course of business in respect of real property on which facilities owned or leased by Borrower or any of its Restricted Subsidiaries are located;

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix) Adequate Protection Liens;

(xx) other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed $2,500,000 and, if such Liens are secured by Collateral, such Liens shall be (i) junior in priority to the Liens securing the Obligations (except, in each case, to the extent such Liens (x) secure Capital Lease or purchase money Indebtedness and extend only to assets acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accession or additions thereto and improvements thereon or (y) are senior to the Liens securing the Secured Obligations by operation of law);

(xxi) [reserved];

(xxii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxiii) Liens on cash or Permitted Investments securing Swap Agreements not entered into for speculative purposes in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law; and

(xxiv) Liens on deposits taken by a Restricted Subsidiary that constitutes a regulated bank incurred in connection with the taking of such deposits.

For purposes of determining compliance with this Section 6.02, in the event that any Lien meets the criteria of more than one of the categories of Liens described in clauses (i) through (xxii) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that, notwithstanding anything to the contrary, Liens securing the Prepetition Existing Credit Agreement shall be incurred pursuant to Section 6.02(i) and may not be reclassified or divided.

SECTION 6.03 Fundamental Changes.

(a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i) any Restricted Subsidiary may merge with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging or amalgamating with another Restricted Subsidiary either (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.04;

(ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;

(iv) the Borrower may merge, amalgamate or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving Person;

(v) Holdings or any Intermediate Parent may merge, amalgamate or consolidate with any other Person (other than the Borrower), so long as no Event of Default exists after giving effect to such merger, amalgamation or consolidation; provided that (A) Holdings or Intermediate Parent, as applicable, shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or Intermediate Parent, as applicable, or is a Person into which Holdings or Intermediate Parent, as applicable, has been liquidated (any such Person, the “Successor Holdings”), (1) the Successor Holdings shall expressly assume all the obligations of Holdings or Intermediate Parent, as applicable, under this Agreement and the other Loan Documents to which Holdings or Intermediate Parent, as applicable, is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (2) each Loan Party other than Holdings or Intermediate Parent, as applicable, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Holdings’ obligations under this Agreement, (3) the Successor Holdings shall, immediately following such merger, amalgamation or consolidation, directly or indirectly own all Subsidiaries owned by Holdings or Intermediate Parent, as applicable, immediately prior to such transaction, (4) Holdings or Intermediate Parent, as applicable, shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement and (5) [reserved]; provided further, that if the foregoing requirements are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings or Intermediate Parent, as applicable, under this Agreement and the other Loan Documents; provided further, that the Borrower agree to provide any documentation and other information about the Successor Holdings as shall have been reasonably requested in writing by any the Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act;

(vi) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12

(vii) any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; and

(viii) [reserved].

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made;

(b) loans or advances to officers, directors and employees of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries, in each case, in accordance with the Approved Budget, (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto the aggregate principal amount outstanding in reliance on clause (i) and clause (iii) above shall not to exceed $1,000,000 in the aggregate at any time outstanding;

(c) Investments by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in any of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party, no Event of Default shall have occurred and be continuing or would result therefrom and shall not in the aggregate at any time outstanding exceed $2,500,000 and shall be made solely using cash or Permitted Investments in the ordinary course of business consistent with past practice;

(d) Investments consisting of prepayments to suppliers in the ordinary course of business;

(e) Investments consisting of extensions of trade credit in the ordinary course of business;

(f) Investments (i) existing on the date hereof and set forth on Schedule 6.04(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by Holdings, the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04;

(g) Investments in Swap Agreements not entered into for speculative purposes permitted under Section 6.01;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(i) [reserved];

(j) [reserved];

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances by Holdings, the Borrower or any Restricted Subsidiary to any direct or indirect parent of Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made by Holdings to such parent in accordance with Section 6.08(a); provided that, any such loans and advances will be deemed to reduce the relevant available capacity under the applicable sub-section of Section 6.08(a);

(n) [reserved];

(o) other Investments; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (o) together with the aggregate amount of all consideration paid in connection with all other Investments made in reliance on this clause (n) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed $2,500,000; provided further that this clause (o) may not be used for Investments in Subsidiaries of Holdings that are not Loan Parties;

(p) [reserved];

(q) advances of payroll payments to employees in the ordinary course of business;

(r) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof or the IPO Entity) in each case, to the extent not resulting in a Change of Control; provided that (i) [reserved] and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of Holdings (or any direct or indirect parent thereof or the IPO Entity) shall otherwise be permitted pursuant to this Section 6.04;

(s) [reserved]

(t) [reserved];

(u) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and Restricted Debt Payments permitted (other than by reference to this Section 6.04) under Sections 6.02, 6.01, 6.03, 6.05, 6.08(a) and 6.08(b), respectively;

(v) [reserved];

(w) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(x) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case, in the ordinary course of business;

(y) [reserved]; and

(z) Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or other Restricted Subsidiaries or to otherwise fund required reserves).

For purposes of determining compliance with this Section 6.04, with respect to any Investment initially made in reliance on a dollar-based criteria described in clauses (a) through (y) above in any Person that is not a Restricted Subsidiary at the time of, or after giving effect to, the making of such Investment, the Borrower may, in its sole discretion, reclassify such Investment (or any portion thereof) to clause (i) of this Section 6.04 upon such Person becoming a Restricted Subsidiary.

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, Holdings, the Borrower, and each Subsidiary and any Intermediate Parent will comply with the Material Intellectual Property Provision.

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, for purposes of this Section 6.04, the Foreign Guarantors will be deemed to be Subsidiaries of the Borrower that are not Loan Parties.

SECTION 6.05 Asset Sales. (a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent, to, (i) sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property that is no longer used or useful, or economically practicable to maintain, in the conduct of the business of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned);

(b) Dispositions of inventory and other assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;

(e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04 (other than Section 6.04(u)), Restricted Payments permitted by Section 6.08(a), Restricted Debt Payments permitted by Section 6.08(b) and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05;

(f) [reserved];

(g) Dispositions of Permitted Investments in the ordinary course of business;

(h) Dispositions of (A) accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (excluding sales to factors or other third parties) and (B) accounts receivables and related assets pursuant to any Permitted Receivables Financing;

(i) leases, subleases, non-exclusive licenses or sublicenses, in each case, in the ordinary course of business and that, individually or in the aggregate, do not materially interfere with the business of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries;

(j) Dispositions of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k) Dispositions of property to Persons other than Holdings, the Borrower or any of the Restricted Subsidiaries (including the sale or issuance of Equity Interests in a Restricted Subsidiary) not otherwise permitted under this Section 6.05 in an aggregate principal amount not to exceed $5,000,000 during the term of this Agreement; provided that (i) such Disposition is made for Fair Market Value and (ii) the Borrower or a Restricted Subsidiary shall receive not less than 90% of such consideration in the form of cash or Permitted Investments;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) [reserved];

(n) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o) [reserved]; and

(p) [reserved].

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, Holdings, the Borrower, and each Subsidiary and any Intermediate Parent will comply with the Material Intellectual Property Provision.

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, for purposes of this Section 6.05, the Foreign Guarantors will be deemed to be Subsidiaries of the Borrower that are not Loan Parties.

SECTION 6.06 Holdings Covenant. Holdings and any Intermediate Parent will not conduct, transact or otherwise engage in any business or operations, or own any Equity Interests of any Person, other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower and any Intermediate Parent, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and/or the Borrower, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing any Indebtedness or Guarantee permitted to be incurred or made by it under Article VI, the Transactions and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its (or its direct or indirect parent’s) Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, including the formation of one or more “shell” companies to facilitate any such offering or issuance, (vi) any transaction that Holdings or any Intermediate Parent is permitted to enter into or consummate under Article VI (including, but not limited to, the making of any Restricted Payment permitted by Section 6.08 or holding of any cash or Permitted Investments received in connection with Restricted Payments made in accordance with Section 6.08 pending application thereof in the manner contemplated by Section 6.04, the incurrence or payment of any Indebtedness permitted to be incurred by it under Section 6.01 or not prohibited to be paid by it under Section 6.08(b) and, subject to the limitations set forth in the preceding clause (i), the making of any Investment in any Intermediate Parent, the Borrower or any of its Subsidiaries permitted to be made by it under Section 6.04), (vii) incurring reasonable and customary documented fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification as permitted in Section 6.09, (ix) activities incidental to the consummation of the Transactions and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph.

SECTION 6.07 Negative Pledge. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary or Intermediate Parent to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (i) Requirements of Law, (ii) any Loan Document, (iii) any documentation governing any Permitted Receivables Financing entered into in the ordinary course, (iv) any documentation governing the Prepetition Existing Credit Agreement, (v) [reserved], (vi) [reserved], (vii) [reserved], (viii) [reserved] and (ix) [reserved]; provided that with respect to Indebtedness referenced above, such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

(b) customary restrictions and conditions existing on the Effective Date set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing by such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i) [reserved];

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.02 and applicable solely to such joint venture and entered into in the ordinary course of business; and

(k) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) Neither Holdings nor the Borrower will, nor will they permit any Intermediate Parent or Restricted Subsidiary to pay or make, directly or indirectly, any Restricted Payment, except:

(i) (A) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other wholly-owned Subsidiary of the Borrower that is a Loan Party and (B) each Restricted Subsidiary that is not a Loan Party may make Restricted Payments to any other wholly-owned Restricted Subsidiary that is not a Loan Party in the ordinary course of business and consistent with past practice;

(ii) [reserved];

(iii) Holdings may declare and make dividend payments or other distributions payable solely in the Equity Interests of Holdings;

(iv) [reserved];

(v) repurchases of Equity Interests in Holdings (or Restricted Payments by Holdings to allow repurchases of Equity Interest in any direct or indirect parent of Holdings) deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such stock options or warrants;

(vi) Restricted Payments made by Holdings to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by future, current or former officers, managers, consultants, directors and employees (or their respective affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments permitted by this clause (vi) after the Effective Date, together with the aggregate amount of loans and advances by Holdings, the Borrower or any Restricted Subsidiary to any parent of Holdings made pursuant to Section 6.04(m) in lieu thereof, shall not exceed $1,000,000 in the aggregate during the term of this Agreement;

(vii) Holdings may make Restricted Payments in cash:

(A) to allow any direct or indirect parent of Holdings to pay, for any taxable period for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign income Tax (or any similar Tax imposed in lieu of an income tax) for the purposes of which a direct or indirect parent of Holdings is the common parent or applicable taxpayer (a “Tax Group”), the portion of any U.S. federal, state, local or foreign Taxes (as applicable) of such Tax Group for such taxable period that is attributable to Holdings and/or its Subsidiaries or such parent’s or applicable taxpayer’s ownership of Holdings and/or its Subsidiaries (net of any payments already made by Holdings and its Subsidiaries); provided that Restricted Payments made pursuant to this clause (a)(vii)(A) shall not exceed the Tax liability that Holdings and/or its Subsidiaries (as applicable) would have incurred were such Taxes determined as if such entity(ies) were a standalone taxpayer or a stand-alone group;

(B) the proceeds of which shall be used by any direct or indirect parent of Holdings to pay (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including travel, administrative, legal, accounting, audit and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership of Holdings and its Subsidiaries, (2) any reasonable and customary indemnification claims made by directors or officers of any direct or indirect parent of Holdings attributable to the ownership or operations of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries, (3) fees and expenses (x) due and payable by any of the Borrower and the Restricted Subsidiaries and (y) otherwise permitted to be paid by the Borrower and the Restricted Subsidiaries under this Agreement, (4) payments that would otherwise be permitted to be paid directly by the Borrower or the Restricted Subsidiaries pursuant to Section 6.09(iii) or (5) subject to there being no continuing Event of Default, (I) payments that would otherwise be permitted to be paid directly by Holdings, the Intermediate Parents, the Borrower or the Restricted Subsidiaries pursuant to Section 6.09(x) or (II) to the extent permitted by Section 6.09, other customary advisory, refinancing, subsequent transaction and exit fees and franchise, registration or similar Taxes payable by any direct or indirect parent of Holdings that are attributable to the ownership of Holdings and its Subsidiaries, in each case, in accordance with the Approved Budget;

(C) the proceeds of which shall be used by any direct or indirect parent of Holdings to pay franchise and similar Taxes, and other fees and expenses, required to maintain its corporate existence;

(D) [reserved];

(E) the proceeds of which shall be used by any direct or indirect parent of Holdings to make payments of the type permitted by Section 6.08(a)(vi);

(F) [reserved];

(G) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, in each case, in accordance with the Approved Budget; and

(H) [reserved];

(viii) [reserved];

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(xi) Holdings may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii) [reserved;]

(xiii) payments made or expected to be made by Holdings (or any parent thereof) in respect of withholding or similar taxes payable upon exercise of Equity Interests of Holdings (or such parent) by any future, present or former employee, director, officer, manager or consultant of Holdings, any Intermediate Parent, the Borrower or any of its Restricted Subsidiaries (or their respective controlled Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests of Holdings (or such parent) represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xiv) [reserved]; and

(xv) [reserved];

(b) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other assets or property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing (the foregoing, “Restricted Debt Payments”), except:

(i) payment of regularly scheduled interest and principal payments (including any required AHYDO catch-up payment) as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) refinancings of Indebtedness with proceeds of a Junior Financing, or, other than in the case of Indebtedness subordinated in right of payment to the Loan Documents, unsecured Indebtedness, in each case, permitted to be incurred under Section 6.01;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies or any Intermediate Parent;

(iv) [reserved]; and

(v) [reserved].

(c) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, amend or modify any documentation governing any Junior Financing, in each case

(i) if the effect of such amendment or modification (when taken as a whole):

(A) is materially adverse to the Lenders in their capacity as such;

(B) more disadvantageous to the Lenders than the relevant transaction in existence on the Effective Date;

(C) increases the amount of cash pay interest with respect thereto (including (x) pursuant to increases in the interest rate, increases to applicable floors, or increases to credit spread adjustments, (y) through payment of cash fees or (z) through modification of any tests required to be satisfied in order to require the payment of cash interest); provided that, for the avoidance of doubt, this clause (iii) shall not apply with regard to any payment-in-kind interest;

(D) causes such indebtedness to mature earlier than (or have a Weighted Average Life to Maturity earlier than) the Loans;

(E) adds, increases the amount, or increases the frequency of any amortization schedule or mandatory prepayments;

(F) adds any covenant, condition, default, event of default, or any other term that is materially adverse to the Borrower relative to such terms as of the Effective Date (including any restrictions on paying the Loans or otherwise performing its obligations under this Agreement); or

(G) adds any guarantor or collateral that is not a Guarantor or Collateral, as applicable, under the Loan Documents.

(ii) in violation of the Forbearance Agreement or any intercreditor agreement related to such debt entered into with the Administrative Agent and/or changes the subordination terms set forth in the definitive documentation governing any Junior Financing.

SECTION 6.09 Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i) transactions with Holdings, the Borrower, any Intermediate Parent or any Restricted Subsidiary in the ordinary course of business;

(ii) on terms substantially as favorable to Holdings, the Borrower, such Intermediate Parent or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii) [reserved];

(iv) issuances of Equity Interests of Holdings, any Intermediate Parent or the Borrower to the extent otherwise permitted by this Agreement;

(v) employment and severance arrangements between Holdings, the Borrower, any Intermediate Parent and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(p));

(vi) reasonable payments by Holdings (and any direct or indirect parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of any Intermediate Parent, the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.08;

(vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings (or any direct or indirect parent company thereof), the Borrower, any Intermediate Parent and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries;

(viii) transactions pursuant to permitted agreements in existence the Effective Date and set forth on Schedule 6.09;

(ix) Restricted Payments and Restricted Debt Payments permitted under Section 6.08 (other than Section 6.08(a)(vii)(B)(4) or (5));

(x) [reserved]; and

(xi) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of the Subsidiaries or any direct or indirect parent thereof.

Notwithstanding anything herein to the contrary, in no event shall any material transfer or transfers be made by a Debtor to an Affiliate that is a Non-Debtor without the prior written consent of the Required Lenders (which may be communicated by means of a Direction of the Required Lenders), in each case other than any such transaction that is made in compliance with the Approved Budget (subject to Permitted Variances).

SECTION 6.10 Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. Amend or modify in any manner, the articles or certificate of incorporation or by-laws of the Borrower that is, or would reasonably be expect to be adverse to the Lenders.

SECTION 6.11 Minimum Liquidity. Permit Actual Liquidity as of the last Friday of any calendar week (or, if such day is not a Business Day, the immediately preceding Business Day) to be less than $30,000,000 (the “Minimum Liquidity Covenant”).

SECTION 6.12 Contracts. The Debtors shall inform the Required Lenders prior to:

(a) Pay any claims in excess of $100,000 individually or that exceeds $3,000,000 in the aggregate for all vendors that arose prior to the Petition Date without the consent of the Required Lenders (which approval may be communicated by a Direction of the Required Lenders) (excluding any such payments made pursuant to the “first day” order and/or “second day” order).

(b) Enter into, reject, assume, or renegotiate any new material contract or amendments to any material contract (including, without limitation, any unexpired leases) with any customer or other vendor without the prior written consent of the Required Lenders (which may be communicated by means of a Direction of the Required Lenders).

(c) File with the Bankruptcy Court any motion to assume or reject or amend an executory contract under section 365 of the U.S. Bankruptcy Code without the prior written consent of the Required Lenders (which may be communicated by means of a Direction of the Required Lenders).

SECTION 6.13 Insolvency Proceeding Claims. Incur, create, assume, suffer to exist or permit, or permit any Subsidiary to incur, create, assume, suffer to exist or permit, any other super priority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors, except as set forth in the DIP Order and the Canadian DIP Recognition Order.

SECTION 6.14 Bankruptcy Actions. Seek, consent to, or permit to exist, or permit any Subsidiary to seek, consent to or permit to exist, without the prior written consent of the Required Lenders (which may be communicated by means of a Direction of the Required Lenders), any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Loan Documents.

SECTION 6.15 Canadian Defined Benefit Plan. No Loan Party shall establish, administer, sponsor, maintain or contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent, and no Loan Party shall accept any liability in respect of any Canadian Defined Benefit Plan, contingent or otherwise, without the prior written consent of the Administrative Agent.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable hereunder, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall be untrue or incorrect in any material respect when made or deemed made;

(d) Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of Holdings, any Intermediate Parent or the Borrower), 5.10, 5.13, 5.14, 5.19, 5.20, 5.21, 5.23, 5.24, 5.25, 5.26 5.27 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure (if curable) shall continue unremedied for a period of 5 Business Days;

(f) Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period) other than with the prior written consent of the Required Lenders, which may be communicated by means of a Direction of the Required Lenders;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than with the prior written consent of the Required Lenders, which may be communicated by means of a Direction of the Required Lenders), provided that this paragraph (g) shall not apply to (i) Prepetition Indebtedness to the extent the holders thereof are stayed from exercising remedies in connection therewith as a result of the Chapter 11 Cases or the Canadian Recognition Proceeding (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);

(h) the failure by the Debtors to object to any administrative claim filed in the Chapter 11 Cases or the Canadian Recognition Proceeding over $1,000,000, or the settlement by the Debtors of any claim in any amount over $500,000, without the prior written consent of the Required Lenders (which may be communicated by means of a Direction of the Required Lenders);

(i) [reserved];

(j) one or more enforceable post-petition judgments for the payment of money in an aggregate amount in excess of $2,500,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation) shall be rendered against Holdings, any Intermediate Parent, the Borrower, any of the Restricted Subsidiaries or any combination thereof, without the prior written consent of the Required Lenders (which may be communicated by means of a Direction of the Required Lenders), and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any post-petition judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) (i) an ERISA Event or Foreign Plan Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, except, in each case, as could not, reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) [reserved], (iii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Administrative Agent or any Lender;

(m) any provision of any Loan Document or any Guarantee of the Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any Guarantees of the Obligations by Holdings, any Intermediate Parent, the Borrower or Subsidiary Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(o) a Change of Control shall occur;

(p) any RSA Termination Event or termination of the RSA (other than due solely to a breach of the RSA by Lenders constituting Required Lenders);

(q) the Forbearance Agreement is amended without the consent of the Collateral Agent (acting at the Direction of the Required Lenders) or is rescinded, repudiated or terminated or any payment is made or omitted to be made in contravention of its terms;

(r) the entry of an order by the Bankruptcy Court or the Canadian Bankruptcy Court appointing, the filing of an application by any Debtor or any Debtor consenting to or supporting an application by any other Person, for an order seeking the appointment of, in either case without the prior written consent of the Required Lenders, an interim or permanent trustee in any Chapter 11 Case or Canadian Recognition Proceeding or the appointment of a receiver or an examiner under Section 1104 of the U.S. Bankruptcy Code in any Chapter 11 Case with expanded powers (beyond those set forth in Sections 1106(a)(3) and 1106(a)(4) of the U.S. Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of the Debtors;

(s) other than circumstances whereby the Discharge of DIP Obligations shall concurrently occur, the consummation of a sale of all or substantially all of the Debtors’ assets pursuant to a sale under Section 363 of the U.S. Bankruptcy Code or under Canadian Bankruptcy and Insolvency Law, a confirmed plan of reorganization in the Chapter 11 Cases or the Canadian Recognition Proceeding or otherwise or any Loan Party shall file a motion or other pleading or shall consent to or support a motion or other pleading filed by any other Person seeking any of the foregoing, in each case, without the prior written consent of the Required Lenders;

(t) the creation or incurrence by the Debtors of any claim that is senior to or pari passu with the Adequate Protection Superpriority Claims without the prior written consent of the Required Lenders, except, for the avoidance of doubt, in connection with any Permitted Receivables Financing as set forth in the Receivables Order;

(u) the Debtors filing or supporting any motion, pleading, applications or adversary proceeding challenging the validity, enforceability, perfection, or priority of the Prepetition Existing Liens or the Prepetition Existing Obligations or asserting or supporting any other cause of action against and/or with respect to any of the Prepetition Existing Liens, the Prepetition Existing Obligations or any of the Prepetition Existing Secured Parties;

(v) the conversion of any Chapter 11 Case of a Debtor from one under chapter 11 to one under chapter 7 of the U.S. Bankruptcy Code or any Debtor shall file a motion or other pleading or shall consent to or support a motion or other pleading filed by any other Person seeking the conversion of any Chapter 11 Case of a Debtor under Section 1112 of the U.S. Bankruptcy Code or otherwise;

(w) the payment of or granting adequate protection (except for Adequate Protection Payments) that rank senior to or pari passu with the Adequate Protection Payments with respect to any Prepetition Indebtedness (other than as set forth in the DIP Order or any Approved Budget);

(x) [reserved];

(y) (i) the entry by the Bankruptcy Court of any order terminating the Debtors’ exclusive periods to file a plan of reorganization or liquidation and solicit acceptances thereon under Section 1121 of the U.S. Bankruptcy Code or (ii) the expiration of any Loan Party’s exclusive right to file a plan of reorganization or plan of liquidation;

(z) the dismissal of any Chapter 11 Case or Canadian Recognition Proceeding which does not contain a provision for Discharge of DIP Obligations, or if any Debtor shall file a motion or other pleading seeking the dismissal of any Chapter 11 Case or Canadian Recognition Proceeding which does not contain a provision for the Discharge of DIP Obligations;

(aa) the entry by the Bankruptcy Court of an order granting relief from or modifying the automatic stay of Section 362 of the U.S. Bankruptcy Code or the entry by the Canadian Bankruptcy Court granting relief or modifying the CCAA stay, in each case (x) to allow any creditor to execute upon or enforce a Lien on any Collateral which has a value in excess of $250,000, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority which has a value in excess of $250,000;

(bb) the bringing of a motion or taking of any action in any Chapter 11 Case or Canadian Recognition Proceeding, or the entry by the Bankruptcy Court of any order in any Chapter 11 Case or the entry by the Canadian Bankruptcy Court of any order in any Canadian Recognition Proceeding: (i) to obtain additional financing under Section 364(c) or (d) of the U.S. Bankruptcy Code or superpriority pursuant to the CCAA, as applicable, not otherwise permitted pursuant to this Agreement, the DIP Order or the Canadian DIP Recognition Order, as the case may be, except (x) as may be permitted by the Required

Lenders and (y) to the extent that such new financing shall result in a Discharge of DIP Obligations substantially concurrently with the incurrence thereof or (ii) except as provided in the DIP Order or the Canadian DIP Recognition Order, to use cash collateral of the Agents or Lenders under Section 363(c) of the U.S. Bankruptcy Code or superpriority pursuant to the CCAA without the prior written consent of the Required Lenders;

(cc) the filing of a motion or the taking of any action in any Chapter 11 Case by any Debtor seeking the entry by the Bankruptcy Court of any order in any Chapter 11 Case, or the entry by the Bankruptcy Court of an order in any Chapter 11 Case, granting any Lien that is pari passu or senior to the Liens on the Collateral securing the Obligations, other than Liens expressly permitted under this Agreement or the DIP Order;

(dd) the filing of a motion or the taking of any action in any Chapter 11 Case or Canadian Recognition Proceeding by any Debtor seeking an order, or the entry by the Bankruptcy Court of an order in any Chapter 11 Case or the Canadian Bankruptcy Court, amending, supplementing, staying, vacating or otherwise modifying any Loan Document, the DIP Order, the Canadian DIP Recognition Order or the Cash Management Order, in each case, in a manner that is adverse to the Lenders, in their capacities as such, without the prior written consent of the Required Lenders;

(ee) the filing of a motion or the taking of any action in any Chapter 11 Case or Canadian Recognition Proceeding by any Debtor seeking the entry by the Bankruptcy Court of an order in any Chapter 11 Case or the entry by the Canadian Bankruptcy Court of an order in any Canadian Recognition Proceeding, or the entry by the Bankruptcy Court of an order in any Chapter 11 Case, avoiding or requiring repayment by any Lender of any portion of the payments made by any Debtor on account of the Obligations owing under this Agreement or the other Loan Documents (other than any motion seeking approval of the Receivables Order);

(ff) the filing of a motion by any Debtor requesting, or the entry of any order by the Bankruptcy Court granting, any superpriority claim which is senior or pari passu with the Lenders’ claims or with the claims of the Prepetition Existing Lenders under the Prepetition Existing Loan Documents;

(gg) the filing of a motion or the taking of any action in any Chapter 11 Case or Canadian Recognition Proceeding by any Debtor seeking the entry of an order by the Bankruptcy Court or the Canadian Bankruptcy Court, as applicable, or the entry by the Bankruptcy Court or Canadian Bankruptcy Court, as applicable, of an order in any Chapter 11 Case or Canadian Recognition Proceeding, as applicable, precluding the Administrative Agent or the Prepetition Existing Administrative Agent to have the right to or be permitted to “credit bid”;

(hh) any attempt by any Loan Party to reduce, set off or subordinate the Obligations or the Liens securing such Obligations to any other Indebtedness;

(ii) the filing by any Loan Party of any chapter 11 plan of reorganization or disclosure statement attendant thereto, or any amendment to such plan or disclosure, that is not an Acceptable Plan without the prior written consent of the Required Lenders;

(jj) the filing by any of the Debtors of any motion, objection, application or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination or characterization of, any portion of the Prepetition Existing Obligations or the Obligations, and/or the liens securing the Prepetition Existing Obligations or the Obligations or asserting any other claim or cause of action against and/or with respect to the Prepetition Existing Obligations, the Obligations, the liens securing the Prepetition Existing Obligations, the lien securing the Obligations, the Prepetition

Existing Administrative Agent or the Administrative Agent (or if any Debtor files a pleading supporting any such motion, application or adversary proceeding commenced by any third party) or (ii) the entry of an order by the Bankruptcy Court providing relief adverse to the interests of any Lender, Prepetition Existing Lender, the Prepetition Existing Administrative Agent or the Administrative Agent with respect to any of the foregoing claims, causes of action or proceedings, but excluding preliminary or final relief granting standing to any other party to prosecute such claims, causes of action or proceeding; or

(kk) an order in the Chapter 11 Cases shall be entered (i) charging any of the Collateral under Section 506(c) of the U.S. Bankruptcy Code against the Administrative Agent and the Secured Parties or (ii) limiting the extension under Section 552(b) of the U.S. Bankruptcy Code of the Liens of the Prepetition Existing Administrative Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date (or granting any other relief under section 552(b) of the U.S. Bankruptcy Code) or the commencement of other actions that is adverse to the Administrative Agent, the Secured Parties or their respective rights and remedies under the Loan Documents in any of the Chapter 11 Cases or inconsistent with any of the Loan Documents;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article), but subject to the terms and conditions of the DIP Order, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times and upon written notice thereof by the Administrative Agent (which such notice shall be made to the Debtors, the Committee, counsel to PNC Bank (as defined in the Receivables Order), and the U.S. Trustee for the District of New Jersey (the “U.S. Trustee”) and shall be referred to herein as a “Termination Declaration” and the date which is the earliest to occur of any such Termination Declaration (excluding the notice period) being herein referred to as the “Termination Declaration Date”): (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (iii) declare a restriction or termination of the Debtors’ ability to use Cash Collateral.

In addition, five (5) Business Days following the Termination Declaration Date (such five (5) Business Day period, the “Remedies Notice Period”), absent the Debtors curing all such existing Events of Default during such Remedies Notice Period, the Agents, subject to other applicable conditions set forth in the DIP Order, may foreclose on all or any portion of the Collateral, collect accounts receivable and, subject to the Carve-Out and the CCAA Administration Charge, apply the proceeds thereof to the Obligations in accordance with Section 7.02, occupy the Loan Parties’ premises to sell or otherwise dispose of the Collateral or otherwise exercise remedies against the Collateral permitted by applicable non-bankruptcy law and the DIP Order. During the Remedies Notice Period, the Debtors and any statutory committee shall be entitled to seek an emergency hearing before the Bankruptcy Court for the sole purpose of determining whether an Event of Default has occurred.

SECTION 7.02 Application of Proceeds. After the exercise of remedies provided for in Section 7.01, subject to the Carve-Out and the CCAA Administration Charge, any amounts received on account of the Obligations, shall be applied as set forth in Section 2.16(f).

ARTICLE VIII

THE ADMINISTRATIVE AGENT; ESCROW AGENT; SECURITY TRUSTEE

SECTION 8.01 Administrative Agent.

(a) Each of the Lenders hereby irrevocably appoints Wilmington Savings Fund Society, FSB to serve as Administrative Agent, collateral agent and trustee under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Further, the Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub- agents, trustees and attorneys-in-fact appointed by the Administrative Agent pursuant to this Section 8.01 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the Direction of the Required Lenders), shall be entitled to the benefits of all provisions of this Article VIII (including paragraph 13 hereof) and Article IX (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and none of Holdings, the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

(b) The Person serving as the Administrative Agent hereunder shall be permitted to generally engage in any kind of business with Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower, a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(d) The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person). The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (a) an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank and (b) approved by the Borrower (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing) (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided, that if no such successor shall have been appointed (and shall have accepted such appointment) within 45 days after the retiring Administrative Agent gives notice of its resignation, such resignation shall nevertheless become effective, and the Resignation Effective Date shall occur on such date. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent that has accepted such appointment, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.

(g) If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(h) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(i) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender, or any of the Related Parties of any of the foregoing, or any of the financial advisors of the Loan Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(j) Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(k) No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lenders (but not any

Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

(l) Notwithstanding anything herein to the contrary, each Person named on the cover page of this Agreement shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, fully as if named as an indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document.

(m) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(n) Each Secured Party hereby appoints the Administrative Agent to act as its agent under and in connection with the relevant Security Documents and acknowledges that the Administrative Agent is the beneficiary of the security interests granted thereunder and the Administrative Agent will accept such grants of security interests under the relevant Security Documents on its behalf and will enter into the relevant Security Documents as secured party, lienholder or pledgee in its own name.

SECTION 8.02 Escrow Agent.

(a) Each of the Lenders (and the other Secured Parties by their acceptance of the benefits under the Loan Documents) irrevocably designates and appoints the Escrow Agent as its agent under this Agreement and the other Loan Documents with and irrevocably authorizes the Escrow Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Escrow Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Escrow Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender (or other Secured Party), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Escrow Agent.

(b) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Escrow Agreement, or any additional document, instrument, certificate and/or agreement related to any of the foregoing, each of the parties hereto and Escrow Agent acknowledge and agree that in no event shall any Deposit Property (as such term is defined in the Escrow Agreement) or other property, proceeds, cash, cash equivalents, or otherwise placed or held, in each case, in the Loan Proceeds Account at any time be, or be deemed to be, property of any of the Borrower or its affiliates or subsidiaries or any of their respective bankruptcy estates.

SECTION 8.03 Collateral Agent as Security Trustee of UK Collateral Documents. For the purposes of any Liens created under a UK Collateral Document, the following additional provisions shall apply, in addition to the provisions set out above or otherwise hereunder:

(a) In this Section, the following expressions have the following meanings:

“Charged Property” means the assets of any of the Loan Parties which from time to time are, or are expressed to be, the subject to a security interest under a UK Collateral Document.

(b) Each Lender appoints the Collateral Agent to hold the security interests constituted by the UK Collateral Document on trust for the Lenders on the terms of the Loan Documents and the Collateral Agent accepts that appointment.

(c) Each Lender confirms its approval of the UK Collateral Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the UK Collateral Documents; (ii) to exercise the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the UK Collateral Documents together with any other incidental rights, powers, authorities and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Lenders under the UK Collateral Documents.

(d) Each Lender confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Collateral Document and accordingly authorizes: (a) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the U.K. Land Registry (or other relevant registry) to register the Collateral Agent as a sole proprietor of such security interest.

(e) Section 1 of the Trustee Act 2000 (U.K.) shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.

(f) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (U.K.) or the Trustee Act 2000 (U.K.), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (U.K.).

SECTION 8.04 Québec Collateral.

(a) For greater certainty, and without limiting the powers of the Administrative Agent or any other Person acting as mandatary (agent) of the Administrative Agent, each of the Secured Parties hereby irrevocably appoints the Administrative Agent as the hypothecary representative for all present and future

Secured Parties pursuant to Article 2692 of the Civil Code of Québec in order to hold all hypothecs granted by any Loan Party on property pursuant to the laws of the Province of Québec. The execution by the Administrative Agent, acting as hypothecary representative, prior to the Effective Date, of any deed of hypothec is hereby ratified and confirmed.

(b) The (b) appointment of the Administrative Agent as hypothecary representative for the benefit of the Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Parties’ rights and obligations under this Agreement by the execution of an assignment, including an assignment or other agreement pursuant to which it becomes such assignee or participant, and by each successor Administrative Agent by the execution of an assignment or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Administrative Agent under this Agreement. The Administrative Agent hereby confirms having accepted to act as hypothecary representative of all present and future Secured Parties for all purposes of Article 2692 of the Civil Code of Québec. Each successor Administrative Agent appointed in accordance with the terms of this Agreement shall automatically (and without any further act or formality) become the successor hypothecary representative under each deed of hypothec referred to above.

(c) The Administrative Agent acting as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent herein, which shall apply mutatis mutandis to the Administrative Agent acting as hypothecary representative.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:

(a) If to Holdings or the Borrower, to:

Cyxtera DC Holdings, Inc.

2333 Ponce de Leon Blvd, Suite 900

Coral Gables, FL USA 33134

Attn: Carlos Sagasta and Victor Semah

Phone (305) 375-6000

Email: carlos.sagasta@cyxtera.com and victor.semah@cyxtera.com

With copies to:                            Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Joshua N. Korff, P.C. and Ben Steadman

Christopher Marcus, P.C., and Derek I. Hunter

Email: joshua.korff@kirkland.com and ben.steadman@kirkland.com

christopher.marcus@kirkland.com, and derek.hunter@kirkland.com

(b) If to the Administrative Agent, to:

WSFS Institutional Services

500 Delaware Ave

Wilmington, DE USA 19801

Attn: John McNichol

Phone (302) 573-3269

Email: jmcnichol@wsfsbank.com

and

With copies to:                            ArentFox Schiff LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Jeffrey Gleit

Email: Jeffrey.Gleit@afslaw.com

(c) If to the Escrow Agent, to:

The Bank of New York Mellon

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Alicia Strope

Tel: (412) 234-0295

Email: alicia.c.strope@bnymellon.com

and

With copies to:                            Bryan Cave Leighton Paisner LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Jeremy Finkelstein

Tel: (212) 541-3071

Email: Jeremy.finkelstein@bclplaw.com

(d) if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

Holdings and the Borrower may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to Holdings and the Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

Notwithstanding anything herein or in any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to jmcnichol@wsfsbank.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower (which notice shall be effective upon acknowledgement of receipt thereof by the Borrower). Nothing in this paragraph shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single- user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of the Loan Parties or any other Person to serve upon the Administrative Agent, the Collateral Agent and the Lenders in the manner prescribed by the U.S. Bankruptcy Code any pleading or notice required to be given to the Administrative Agent, the Collateral Agent and the Lenders pursuant to the U.S. Bankruptcy Code.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by any of the Agents or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.12, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan (it being understood that a waiver of any condition precedent, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.11(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any condition precedent, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan under Section 2.08 or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender or a Disqualified Lender), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender or a Disqualified Lender) (except as expressly provided in the Loan Documents), (viii) change any of the provisions of Section 2.16(b), Section 2.16(c) or any other provision in the Loan Documents in a manner that would by its terms alter the pro rata sharing and/or application of payments or proceeds of Collateral required thereby or any other provision in the Loan Documents in a manner that would by its terms alter the pro rata sharing and/or application of payments or proceeds of Collateral required thereby without the written consent of each Lender directly and adversely affected thereby, (ix) permits the creation or the existence of any Subsidiary that would be “unrestricted” or otherwise excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to this Agreement without the written consent of each Lender affected thereby, (x) amend or modify the definition of “Material Intellectual Property” or “Material Intellectual Property Provision” or the last paragraph of Section 6.05 or the last paragraph of Section 6.06 without the written consent of each Lender directly and adversely affected thereby, (xi) authorize additional Indebtedness that would be issued under the Loan

Documents for the purpose of influencing voting thresholds without the written consent of each Lender directly and adversely affected thereby, (xii) amend or modify the Loan Documents to allow for purchases of Term Loans (by dutch auction, open market purchase or through other assignments) by Holdings, any Intermediate Parent, the Borrower or any of their Subsidiaries or Affiliates, in each case, using consideration other than cash without the written consent of each Lender directly and adversely affected thereby, (xiii) amend or modify Section 9.15 or provide that Subsidiaries that are not wholly-owned Subsidiaries are not required to become Subsidiary Loan Parties without the written consent of each Lender directly and adversely affected thereby or (xiv) subordinates the Obligations to any other Indebtedness or subordinates the Lien securing the Obligations to any other Lien securing any other Indebtedness without the written consent of Lenders having Term Loans and unused Commitments representing more than 66.67% of the aggregate Dollar Amount of Term Loans and unused Commitments (provided that, to the extent that any Lender is providing such other Indebtedness, the opportunity to participate in such financing shall be offered to all other Lenders on a pro rata basis), provided further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) [reserved], (C) [reserved], (D) the Administrative Agent may, from time to time on and after the Effective Date, without any further consent of any Lender, enter into amendments to, amendments and restatements of, and/or replacements of, any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case, in order to effect the first-priority Liens on the Collateral and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be junior priority Liens or other Liens that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Secured Obligations and the holders of the Indebtedness secured by such Liens, (E) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency; provided that, such amendment shall be posted for review by the Lenders, and such amendment shall become effective only if Required Lenders have not objected to such amendment within ten (10) Business Days, (F) [reserved] and (G) [reserved]. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents, provided that such credit facilities shall rank pari passu or junior in terms of both priority of Liens on Collateral securing, and right of payment with, the Secured Obligations, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and Holdings, the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with Holdings and the Borrower hereby agreeing to, and to cause their subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (c) upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders, to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld,

(d) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.09(a)(i)), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Loans of any Lender that is at the time (i) [reserved], (ii) a Defaulting Lender or (iii) a Disqualified Lender, shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the Required Lenders, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(f) [Reserved].

(g) Notwithstanding anything to the contrary contained in this Section 9.02, the Guarantee, the Security Documents and related documents executed by Holdings, any Intermediate Parent, the Borrower or its Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent (acting at the Direction of the Required Lenders) at the reasonable request of the Borrower without the need to obtain the further consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) cure ambiguities or defects or (iii) to cause the Guarantee, the Security Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) Subject to the DIP Order, the Borrower shall pay, whether accrued or incurred prior to, on, or after the Petition Date, (i)(A) all reasonable and documented or invoiced out-of-pocket expenses incurred by each of the Administrative Agent and the Escrow Agent and its respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of counsel for each such Agent, respectively, and to the extent reasonably determined by such Agent to be necessary local counsel in each applicable jurisdiction or otherwise retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), in each case for each such Agent, respectively, and to the extent retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), consultants, in connection with their due diligence investigation, the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (B) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Required Lenders, including the reasonable fees, charges and disbursements of counsel for the Required Lenders and to the extent reasonably determined by the Required Lenders to be necessary local counsel in each applicable jurisdiction or otherwise retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), in each case for the Required Lenders, and to the extent retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), consultants, in connection with their due diligence investigation, the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) (A) all reasonable and documented or invoiced out-of-pocket expenses incurred by each of the Administrative Agent and the Escrow Agent and its respective Affiliates, including the fees, charges and disbursements of counsel for each such Agent, respectively, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest, additional counsel per affected party and (B) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Required Lenders, including the fees, charges and disbursements of counsel for the Required Lenders, in connection with the enforcement or protection of their rights in connection with the Loan Documents, including their rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to lead counsel and local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest, additional counsel per affected party.

(b) Subject to the DIP Order, the Borrower shall indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, whether accrued or incurred prior to, on, or after the Petition Date, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel and one local counsel in each applicable jurisdiction (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel for such affected Indemnitee) for all similarly situated Indemnitees, taken as whole (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any such Indemnitee by any third party or by Holdings, any Intermediate Parent, the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, or any other Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, any Intermediate Parent, the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Loan Documents by, such Indemnitee or its Related Parties or (ii) result from any dispute between and among indemnified persons that does not involve an act or omission by Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries or any of their representatives, except that each Agent and the Lenders shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i) applies to such Person at such time. This Section 9.03 shall not apply to Taxes other than any Taxes with respect to losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such or in its capacity as Collateral Agent. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans and unused Commitments at the time.

(d) To the fullest extent permitted by applicable law, none of Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the financial advisors of the Loan Parties (to the extent expressly provided in Article 8) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraphs (b)(ii), (f) and (h) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it under one or more Facilities) with the prior written consent (such consent (except with respect to assignments to competitors of the Borrower) not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment by any Term Lender of Term Loans to any Lender or to an Affiliate of any Lender, (iii) any Term Lender of Term Loans to an Approved Fund or (iv) if an Event of Default has occurred and is continuing, any Lender to any other Eligible Assignee; and provided further, that the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required (x) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to the Borrower or any Affiliate thereof. Notwithstanding anything in this Section 9.04 to the contrary, if the consent of the Borrower is otherwise required by this paragraph with respect to any assignment of Loans, and the Borrower has not given the Administrative Agent written notice of its objection to such assignment within 3 Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment or (y) in connection with the Primary Syndication.

(i) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500 (provided that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), provided that assignments made pursuant to Section 2.17(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective; and (D) the assignee, if it shall not be a Lender, shall deliver to the Borrower and the Administrative Agent any tax forms required by Section 2.15(e) and shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.13, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iii) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b)(iii) shall be construed so that all Loans are at all times maintained in registered form under Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(v) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to the Borrower or any of its Affiliates or a Person that is not an Eligible Assignee; a “Participant”), provided further, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior consent (not to be unreasonably withheld or delayed).

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f) Notwithstanding anything herein to the contrary, except with the consent of the Required Consenting Term Lenders (as defined in the RSA), none of the Lenders may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees prior to the closing of all assignments made in connection with the Primary Syndication (if any) and any prohibited assignment shall be absolutely void ab initio, and the Administrative Agent shall not record such assignment on the Register or treat any purported transferee of such Loan as the owner of such Loan.

(g) Following the Effective Date, if so elected at the sole option of the Required Lenders, each Lender shall, in connection with the Primary Syndication, be obligated to assign its Loans and Commitments in accordance with the Primary Syndication Procedures to each participating Eligible Holder (as defined in the Primary Syndication Procedures) in accordance with the Primary Syndication Procedures. The Required Consenting Term Lenders (as defined in the RSA) in consultation with the Administrative Agent shall be authorized to establish a syndication escrow account in connection with the Primary Syndication Procedures (i) to hold the proceeds of the Primary Syndication and (ii) to accept and disburse funds from such syndication escrow account in accordance with the Primary Syndication Procedures. Notwithstanding anything to the contrary, no consent of the Borrower shall be required for an assignment made in connection with the Primary Syndication.

(h) Notwithstanding anything herein or in any other Loan Document to the contrary, no Lender may assign any portion of its Loans or Commitments to any Disqualified Lender or to Holdings, the Borrower or any of their respective Subsidiaries and Affiliates.

(i) Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent shall not (i) except to the extent of its own gross negligence or willful misconduct in taking or failing to take any action, be responsible for, have any liability with respect to, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders or have any liability with respect to or arising out of any assignment or participation of Loans or Commitments to any Disqualified Lender and (ii) except to the extent arising out of its or its Related Parties’ gross negligence or willful misconduct, have any liability with respect to any disclosure of confidential information to any Disqualified Lender.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and until the Discharge of DIP Obligations has occurred.

The provisions of Sections 2.13, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the Discharge of DIP Obligations.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, subject to the DIP Order, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation from such Guarantor.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, and, to the extent applicable, the U.S. Bankruptcy Code.

(b) Each of parties hereto hereby irrevocably and unconditionally submits (except to the extent expressly set out in those Loan Documents which are expressed to be governed by English Law), for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court, and, if the Bankruptcy Court does not have, or abstains from jurisdiction, the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (b) (x) to the extent requested by any regulatory (including self-regulatory) authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any of their Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, (e) with the consent of the Borrower, in the case of Information provided by Holdings, the Borrower or any other Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non- confidential basis from a source other than Holdings or the Borrower, (g) the Bankruptcy Court in connection with the approval of the Transactions contemplated hereby; or (h) to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act.

SECTION 9.14 [Reserved].

SECTION 9.15 Release of Liens and Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary. Upon (i) any sale or other transfer by any Loan Party (other than to Holdings, any Intermediate Parent, the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the security interest created under the Security Documents in any Collateral or the release of any Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon the Discharge of DIP Obligations, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. The Lenders and other Secured Parties irrevocably authorize the Administrative Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv) or (xii) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent. Notwithstanding anything to the contrary, no Subsidiary Loan Party shall be automatically released from its Guarantee (and related Collateral security) solely by virtue of such Person becoming an Excluded Subsidiary, other than in each case, in connection with a transaction permitted under this Agreement that was done for a bona fide business purpose and not in contemplation of adversely affecting the Secured Parties’ interests in the Guarantees and Collateral.

SECTION 9.16 No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17 [Reserved].

SECTION 9.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.20 [Reserved].

SECTION 9.21 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.22 Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.22 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower.

(d) Each party’s obligations under this Section 9.22 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Documents.

SECTION 9.23 Incorporation of DIP Order. Each of the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders agrees that any reference contained herein to the DIP Order shall include all terms, conditions and provisions of such DIP Order and that the DIP Order is incorporated herein for all purposes. To the extent there is any inconsistency between the terms of this Agreement (or any other Loan Document) and the terms of the DIP Order, the terms of the DIP Order shall govern.

SECTION 9.24 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon the Loan Parties, the estate of each Loan Party, and any trustee, other estate representative or any successor in interest of each Loan Party in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the U.S. Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Agents and the Secured Parties and their respective permitted assigns, transferees and endorsees. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of the Loan Parties to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Collateral Agent file financing statements or otherwise perfect its Liens under applicable law. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Loan Parties, the Agents and Secured Parties with respect to the transactions contemplated hereby and no Person (other than the Indemnitees) shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

SECTION 9.25 Lender Consent to Credit Bid. Each Lender hereby irrevocably (x) authorizes and directs the Collateral Agent to, in a manner determined by the Required Lenders and subject to the Collateral Agent’s rights and protections (including requesting direction and indemnity), credit bid all or any portion of the Obligations in connection with any “credit bid” and (y) in connection with any credit bid, consents to the assignment and delegation to a Qualified Purchaser of such rights and obligations under this Agreement and the other Loan Documents, in each case as the Required Lenders determine in order to consummate such credit bid (and each such Lender shall execute and deliver such documents as the Collateral Agent reasonably requests to evidence such assignment and delegation). As used herein, “Qualified Purchaser” shall mean a Person (i) designated by the Required Lenders as a “Qualified Purchaser” in connection with any such credit bid, (ii) whose stock is owned pro rata by the Lenders (based upon the obligations owing to such Lenders and utilized to consummate such credit bid) and (iii) whose actions are controlled by the Required Lenders.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executedby their respective authorized officers as of the day and year first above written.

CYXTERA DC HOLDINGS, INC., as the Borrower

By:	/s/ Carlos I. Sagasta
Name:	Carlos I. Sagasta
Title:	Executive Vice President and
Chief Financial Officer

CYXTERA DC PARENT HOLDINGS, INC., as Initial Holdings

By:	/s/ Carlos I. Sagasta
Name:	Carlos I. Sagasta
Title:	Executive Vice President and
Chief Financial Officer

CYXTERA DATA CENTERS, INC. CYXTERA COMMUNICATIONS, LLC CYXTERA CANADA, LLC
CYXTERA DIGITAL SERVICES, LLC

By:	/s/ Carlos I. Sagasta
Name:	Carlos I. Sagasta
Title:	Executive Vice President and
Chief Financial Officer

CYXTERA COMMUNICATIONS CANADA, ULC
CYXTERA CANADA TRS, ULC

By:	/s/ Carlos I. Sagasta
Name:	Carlos I. Sagasta
Title:	Executive Vice President and
Chief Financial Officer

CYXTERA TECHNOLOGY UK LIMITED
CYXTERA UK TRS LIMITED

By:	/s/ Carlos I. Sagasta
Name:	Carlos I. Sagasta
Title:	Director

Agent:

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent and Collateral Agent

By:	/s/ John McNichol
Name:	John McNichol
Title:	Assistant Vice President

JEFFERIES FINANCE LLC

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Senior Vice President